                      STECK-VAUGHN PUBLISHING CORPORATION
                      4515 SETON CENTER PARKWAY, SUITE 300
                              AUSTIN, TEXAS 78759
                                 (512) 343-8227

                                                                 January 7, 1998

Dear Stockholders:

     The Company has entered into a merger agreement (the "Merger Agreement") with Harcourt General, Inc. ("Harcourt"), National Education Corporation ("NEC"), the holder of 82% of the Company's outstanding common stock and a wholly-owned subsidiary of Harcourt, and SV Acquisition Corporation ("Merger Sub"), a wholly-owned subsidiary of NEC. Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the Company being the surviving corporation, and all holders of the Company's outstanding common stock will be entitled to receive $14.75 per share in cash, without interest (the "Merger"). As a result of the Merger, the Company will become a wholly-owned subsidiary of Harcourt.

     The terms of the Merger Agreement and the Merger were reviewed and negotiated on an arms-length basis by a special committee of Board members not affiliated with Harcourt. The special committee has worked diligently since June to fulfill its responsibilities. As discussed in the accompanying Information Statement, the special committee has concluded that the Merger is fair to the public stockholders of the Company.

     The attached Information Statement is being provided to you in order to comply with requirements of the Securities and Exchange Commission and the requirements of the Delaware General Corporation Law. I urge you to read it in its entirety, but you need not take any other action at this time. NO VOTE WILL TAKE PLACE SINCE ALL REQUIRED STOCKHOLDER APPROVALS HAVE BEEN OBTAINED, AND YOU ARE NOT BEING ASKED FOR A PROXY. Once the Merger has been completed, stockholders will receive instructions explaining how and when they may obtain the $14.75 per share cash payment.

     WHEN THE MERGER IS COMPLETED, STOCKHOLDERS WHO COMPLY WITH APPLICABLE DELAWARE LAW WILL HAVE CERTAIN DISSENTERS' RIGHTS UNDER WHICH THEY MAY DECLINE THE $14.75 PER SHARE PRICE AND PETITION THE DELAWARE COURT OF CHANCERY FOR THE "FAIR VALUE" OF THEIR SHARES, AS DESCRIBED IN MORE DETAIL IN THE ACCOMPANYING INFORMATION STATEMENT.

                                          Sincerely,

                                    R. A. Smith Sig
                                          RICHARD A. SMITH
                                          Chairman and Chief Executive Officer

WE ARE NOT ASKING YOU FOR A PROXY. THE TRANSACTION HAS BEEN APPROVED. ONCE THE TRANSACTION HAS BEEN COMPLETED, YOU WILL RECEIVE INSTRUCTIONS FOR EXCHANGING YOUR SHARES FOR CASH.

                                  SCHEDULE 14C

       INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES

                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

     Filed by the registrant [ ]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement

     [X] Definitive Information Statement   [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14c-5(d)(2))
                      Steck-Vaughn Publishing Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

     [ ] No fee required.

     [X] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1) Title of each class of securities to which transaction applies:

                    Common Stock, par value $0.01 per share.
--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

                                   2,337,666
--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
           This transaction relates to the merger (the "Merger") of a wholly-owned subsidiary of Harcourt General, Inc. ("Harcourt") with and into Steck-Vaughn Publishing Corporation (the "Company"). The proposed maximum aggregate value of transaction listed in (4) below is based upon the product of (i) 2,337,666, the number of outstanding shares of common stock, par value $0.01 per share (the "Shares"), of the Company as of September 25, 1997 (not including Shares held in the treasury of the Company or which, prior to consummation of the Merger, are owned by Harcourt or any of its affiliates) and (ii) $14.75, the cash price per Share to be paid in the Merger. In accordance with Rule 0-11 under the Securities Exchange Act of 1934, the filing fee is determined by multiplying the amount calculated pursuant to the preceding sentence by 1/50th of one percent.
--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

                                 $34,480,573.00
--------------------------------------------------------------------------------

     (5) Total fee paid:

                                   $6,896.12
--------------------------------------------------------------------------------

     [X] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

                                   $6,896.12
--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

                                 Schedule 13E-3
--------------------------------------------------------------------------------

     (3) Filing party:

                      Steck-Vaughn Publishing Corporation
--------------------------------------------------------------------------------

     (4) Date filed:

                                October 7, 1997
--------------------------------------------------------------------------------

                             INFORMATION STATEMENT

                      STECK-VAUGHN PUBLISHING CORPORATION

                                  COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)

     This Information Statement is being furnished to stockholders of Steck-Vaughn Publishing Corporation (the "Company") in connection with the proposed merger (the "Merger") of a wholly-owned subsidiary of National Education Corporation ("NEC"), a Delaware corporation and wholly-owned subsidiary of Harcourt General, Inc. ("Harcourt"), a Delaware corporation, with and into the Company. The Merger, which will be effected pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 29, 1997, among the Company, Harcourt, NEC, and SV Acquisition Corporation ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of NEC, has been approved by the Company's Board of Directors (the "Board") and by the holders of a majority of the outstanding shares of the Company's capital stock. The Merger is expected to occur on or about January 30, 1998.

     In the Merger, each share of the Company's Common Stock, par value $0.01 per share (the "Shares") (other than Shares held in the treasury of the Company or Shares held by Harcourt, NEC or Merger Sub), will be converted into the right to receive $14.75 in cash (the "Merger Consideration").

     This Information Statement is being mailed on or about January 7, 1998 to all holders of Shares.

                            ------------------------

                       WE ARE NOT ASKING YOU FOR A PROXY
                          AND YOU ARE REQUESTED NOT TO
                                SEND US A PROXY.

                            ------------------------

  THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE
 INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS
                                   UNLAWFUL.

           The date of this Information Statement is January 7, 1998.

                             ADDITIONAL INFORMATION

     Pursuant to the requirements of Section 13(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 13e-3 promulgated thereunder, the Company, as the issuer of equity securities which are the subject of a Rule 13e-3 transaction, and Harcourt, NEC and Merger Sub, have filed with the Securities and Exchange Commission (the "Commission") a Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") relating to the transactions contemplated by the Merger Agreement. As permitted by the rules and regulations of the Commission, this Information Statement omits certain information, exhibits and undertakings contained in the Schedule 13E-3. Such additional information can be inspected at and obtained from the Commission and the Company in the manner set forth below under "AVAILABLE INFORMATION". Statements contained herein concerning certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Schedule 13E-3. Each such statement is qualified in its entirety by such reference.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and, accordingly, files periodic reports and other information with the Commission. Such reports and other information filed with the Commission are available for inspection and copying at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an Internet web site at http://www.sec.gov that contains reports, proxy statements and other information. In addition, such material should also be available for inspection at the library of Nasdaq Stock Market, Nasdaq Regulatory Filings, 1735 K Street, NW, Washington, D.C. 20006-1500.

     Harcourt is also subject to the informational requirements of the Exchange Act and, accordingly, files periodic reports and other information with the Commission. Such reports and other information filed with the Commission are available for inspection and copying in the same manner as set forth with respect to information about the Company in the preceding paragraph. In addition, such material should also be available for inspection at the library of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     Merger Sub is a newly formed, private company which was incorporated in order to effect the transactions contemplated by the Merger Agreement. Neither NEC nor Merger Sub files information with the Commission.

     THIS INFORMATION STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT INCLUDED IN THEIR ENTIRETY. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE THEREIN, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS INFORMATION STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO STECK-VAUGHN PUBLISHING CORPORATION, C/O HARCOURT GENERAL, INC., 27 BOYLSTON STREET, CHESTNUT HILL, MASSACHUSETTS 02167, TELEPHONE (617) 232-8200,
ATTENTION: CORPORATE RELATIONS.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by this reference:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

          2. The Company's Reports on Form 10-Q for each of the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997 and on Form 10-Q/A for each of June 30, 1997 and September 30, 1997.

          3. A Current Report of the Company on Form 8-K filed on June 19, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), and 15(d) of the Exchange Act subsequent to the date hereof and prior to the date that the Merger becomes effective shall be deemed to be incorporated by reference herein and to be a part hereof from the date any such document is filed.

     Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Information Statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS INFORMATION STATEMENT OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. ANY INFORMATION OR REPRESENTATIONS WITH RESPECT TO SUCH MATTERS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE DELIVERY OF THIS INFORMATION STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS INFORMATION STATEMENT OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
INTRODUCTION..........................................................................    1
  Approval of the Merger..............................................................    1
  Consummation of the Merger and Related Transactions.................................    1
SPECIAL FACTORS.......................................................................    1
  Background of the Merger............................................................    1
  Purpose, Structure and Reasons for the Merger.......................................    9
  Fairness of the Merger; Recommendations.............................................   10
  Opinion of Company Financial Advisor................................................   12
  Certain Financial Projections.......................................................   16
  Accounting Treatment................................................................   16
  Interests of Certain Persons in the Merger; Conflicts of Interest...................   16
  Certain Effects of the Merger; Operations of the Company After the Merger...........   17
  Certain Federal Income Tax Consequences.............................................   17
THE MERGER............................................................................   19
  The Merger..........................................................................   19
  Effective Time of the Merger........................................................   19
  Payment for Shares..................................................................   20
  Representations and Warranties......................................................   20
  Business of the Company Pending the Merger..........................................   21
  Additional Covenants................................................................   21
  Conditions; Waivers.................................................................   21
  Termination; Amendment..............................................................   22
  Fees and Expenses...................................................................   22
FINANCING OF THE MERGER...............................................................   23
RIGHTS OF DISSENTING STOCKHOLDERS.....................................................   23
CERTAIN INFORMATION REGARDING THE COMPANY, HARCOURT, NEC AND MERGER SUB...............   24
  The Company.........................................................................   24
  Securities of the Company...........................................................   24
  Price Range of the Shares; Dividends................................................   24
  Purchases of Shares by the Company..................................................   25
  Harcourt............................................................................   25
  NEC.................................................................................   26
  Merger Sub..........................................................................   26
  Directors and Executive Officers of the Company, Harcourt, NEC and Merger Sub.......   26
  Recent Transactions in Securities of the Company....................................   26
SELECTED FINANCIAL DATA...............................................................   27
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY.........   28
  Principal Stockholders..............................................................   28

                                                                                        PAGE
                                                                                        ----
CONTRACTS, ARRANGEMENTS OR UNDERSTANDINGS WITH RESPECT TO SECURITIES OF THE COMPANY...   29
  The Harcourt Agreement..............................................................   29
  The Fair Value Agreement............................................................   29
APPENDIX A -- Agreement and Plan of Merger............................................  A-1
APPENDIX B -- Fairness Opinion of BZW, the investment banking division of Barclays
              Bank PLC................................................................  B-1
APPENDIX C -- Summary of Appraisal Rights.............................................  C-1
APPENDIX D -- Certain Information Regarding Directors and Executive Officers of the
              Company, Harcourt, NEC and Merger Sub...................................  D-1

                                  INTRODUCTION

     This Information Statement is being furnished to holders of Shares in connection with the Merger in accordance with rules and regulations promulgated by the Commission.

APPROVAL OF THE MERGER

     On September 5, 1997, a special committee of the Board of Directors of the Company comprised entirely of disinterested directors approved the price of the Merger, subject to the negotiation and execution of a definitive merger agreement. On September 25, 1997 the special committee of the Board of Directors of the Company unanimously approved and recommended the adoption of the Merger Agreement and the transactions contemplated thereby and determined that the Merger Consideration to be received by holders of the shares in the Merger (other than Harcourt and its affiliates) is fair to such holders. Also, on September 29, 1997, the full Board of Directors approved and adopted the Merger Agreement and the transactions contemplated thereby. NEC, a stockholder holding in the aggregate 82% of the outstanding Shares, has acted by written consent in lieu of a meeting of stockholders and voted to approve the Merger Agreement and the Merger. This is more than is required by Delaware law. ACCORDINGLY, NO ADDITIONAL STOCKHOLDER VOTE IS NECESSARY TO APPROVE THE MERGER. NEITHER YOUR VOTE NOR YOUR PROXY WILL BE SOLICITED.

CONSUMMATION OF THE MERGER AND RELATED TRANSACTIONS

     The Company currently anticipates that the Merger will be consummated on or about January 30, 1998.

     WHEN THE MERGER IS CONSUMMATED, STOCKHOLDERS WHO COMPLY WITH APPLICABLE DELAWARE LAW WILL HAVE "DISSENTERS' RIGHTS" ENABLING THEM TO DECLINE THE $14.75 PER SHARE CASH PAYMENT OFFERED IN THE MERGER AND, IN LIEU OF RECEIVING SUCH CASH, TO PETITION THE DELAWARE COURT OF CHANCERY FOR THE "FAIR VALUE" OF THEIR SHARES. THERE CAN BE NO ASSURANCES THAT ANY DETERMINATION OF "FAIR VALUE" IN ANY SUCH PROCEEDING WILL RESULT IN A STOCKHOLDER RECEIVING MORE THAN $14.75 PER SHARE, AND SUCH A PROCEEDING COULD RESULT IN A STOCKHOLDER RECEIVING LESS THAN $14.75 PER SHARE. STOCKHOLDERS PURSUING DISSENTERS' RIGHTS WILL NOT RECEIVE ANY PAYMENT FOR THEIR SHARES UNTIL CONCLUSION OR SETTLEMENT OF THE APPLICABLE COURT PROCEEDINGS BUT WOULD RECEIVE INTEREST THEREON AT THE TIME OF JUDGMENT. SEE "RIGHTS OF DISSENTING STOCKHOLDERS" BELOW, AND THE SUMMARY OF APPRAISAL RIGHTS, TOGETHER WITH THE RELEVANT STATUTORY PROVISIONS, ATTACHED AS APPENDIX C TO THIS INFORMATION STATEMENT.

     For additional information concerning the Merger, see "THE MERGER" and in particular, "THE MERGER -- Terms of the Merger".

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

     Harcourt's Acquisition of NEC. In October of 1994, John R. Cook, Senior Vice President and Chief Financial Officer of Harcourt, contacted Jerome Cwertnia, the then President and Chief Executive Officer of NEC, the parent of the Company, to explore the possibility of an acquisition of NEC. In connection therewith, Harcourt and NEC entered into a confidentiality agreement, which included a standstill provision expiring on October 26, 1996. After reviewing certain preliminary information provided by NEC and after several telephone conversations between Mr. Cook and each of Mr. Cwertnia and Mr. Richard C. Blum, a member of NEC's Board of Directors, Harcourt terminated discussions with representatives of NEC in connection with its consideration of a possible acquisition of NEC.

     On March 12, 1997, NEC announced that it had entered into an Agreement and Plan of Merger between NEC and Sylvan Learning Systems, Inc. ("Sylvan"), contemplating the merger of a wholly-owned subsidiary of Sylvan with and into NEC, with NEC being the surviving corporation (the "Proposed Sylvan Merger"). In the Proposed Sylvan Merger, each share of common stock, par value $0.01 per share, of NEC (an "NEC Share") was to be converted into the right to receive
0.58 of one share of Sylvan Common Stock. Based on the closing price of the Sylvan Common Stock on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") National Market ("NM") on March 11, 1997, the last trading day preceding the date of the announcement of the Sylvan Merger Agreement, of $35 1/8 per share, the Proposed Sylvan Merger would have had a value of approximately $788 million or $20.37 per NEC Share. Based on the closing price of the Sylvan Common Stock on the NASDAQ NM on April 15, 1997 ($29 1/8 per share), the last day preceding the date of Harcourt's announcement that it would be commencing an offer to purchase all outstanding NEC Shares at a purchase price of $19.50 per NEC Share upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 21, 1997 and in the related Letter of Transmittal (which together constituted the "NEC Offer"), the Proposed Sylvan Merger would have had a value of approximately $653 million or $16.89 per NEC Share.

     On April 14, 1997, the Board of Directors of Harcourt approved the commencement of the NEC Offer. On the same day, Robert L. Friedman of Simpson Thacher & Bartlett, counsel to Harcourt, telephoned Richard C. Blum, a member of the Board of Directors of NEC, and informed Mr. Blum that Harcourt wished to acquire NEC. Late in the evening on April 15, 1997, Mr. Friedman telephoned Mr. Blum again to inform him that Harcourt was disseminating a press release early the following morning announcing its intention to commence a tender offer for all outstanding NEC Shares at $19.50 per NEC Share. Further discussions between Mr. Friedman and Mr. Blum took place on April 16 and April 17, 1997. In each of these telephone conversations, Mr. Blum indicated his doubt that the Board of Directors of NEC would endorse Harcourt's offer. On the morning of April 16, 1997, Richard A. Smith, the Chairman and Chief Executive Officer of Harcourt, sent the following letter to Sam Yau, President and Chief Executive Officer of
NEC:

     "Mr. Sam Yau
     President and Chief Executive Officer
     National Education Corporation
     2601 Main Street
     Irvine, CA 92614

     Mr. Yau:

          Harcourt General, Inc. ("Harcourt") announced today that it will commence a cash tender offer for all of the outstanding shares of National Education Corporation ("NEC") at $19.50 per share. This price represents a 15.4% premium over the value of the NEC/Sylvan Learning Systems, Inc. ("Sylvan") stock proposal announced last month, based upon the closing price of the Sylvan shares on April 15, and a 54.5% premium over the closing market price of the NEC shares on March 4, five trading days before NEC'S merger agreement with Sylvan was announced (and prior to the sharp increase in the market price on NEC's shares during such period prior to the announcement of the NEC/Sylvan transaction). Following the completion of the tender offer, Harcourt intends to effect a merger in which all remaining NEC stockholders will also receive the same cash price paid in the tender offer. Our tender offer is not subject to any financing contingencies. We believe our offer provides an extraordinary cash value to all of your stockholders.

          As you undoubtedly know, we have expressed interest in a possible business combination between our two companies in the past. Following the announcement of your transaction with Sylvan, we conducted an intensive strategic review and have concluded that the strategic and financial advantages of combining our two companies are too compelling to ignore. While in most circumstances we would have preferred to precede our offer with discussions with you and your management, in light of your existing agreement with Sylvan and to underscore the seriousness of our intentions, we believed that commencing an offer was the best way to facilitate the consideration of our proposal by you and your Board. Indeed, we would strongly prefer to negotiate a merger agreement with standard terms and conditions to the extent you are permitted to do so under your existing agreement.

          The price we are offering in our proposal, $19.50 per share, clearly provides significantly greater and more certain value to your stockholders than the proposed transaction with Sylvan. Accordingly, we strongly believe that, pursuant to Section 3.2 of your agreement with Sylvan, you should promptly request and obtain from your counsel their opinion confirming that you and your Board of Directors are obligated by principles of fiduciary duty to consider, and fully inform yourselves with respect to, our proposal. Also, we expect that, upon your receipt of such advice and consistent with your clear fiduciary duties, any information which has been made available to Sylvan be made available to us as well, so that our offer and its terms may be formulated with the full benefit of all information provided to Sylvan.

          Our Board of Directors is fully supportive of our proposal and has authorized and approved it. Consistent with our Board's action, we and our advisors are prepared to meet with you and your advisors at your earliest convenience. Nonetheless, until the proposed pending transaction with Sylvan is terminated in accordance with its terms and NEC enters into an agreement with us, our cash tender will stand on its own as an offer made directly to your stockholders. While we understand that your agreement with Sylvan is subject to a breakup fee, we assume that you have been advised by your counsel concerning the Board's fiduciary responsibilities and will not place any additional impediments in the way of stockholder choice or otherwise improperly interfere with the election machinery or voting process.

          We look forward to meeting with you and your Board shortly. With your cooperation, we are confident that a transaction can be concluded which will be in the best interests of your company and its stockholders. Please call at your earliest convenience so that we can discuss our proposal in full detail.

                                          Sincerely,

                                          /s/ RICHARD A. SMITH

                                          --------------------------------------
                                          Richard A. Smith
                                          Chief Executive Officer"

     Also in the morning on April 16, 1997, Harcourt issued the following press release:

          "Harcourt General, Inc. announced today that it will commence an all-cash tender offer for all of the outstanding common shares of National Education Corporation at a price of $19.50 per share.

          Following the completion of the tender offer, Harcourt General intends to effect a merger in which all remaining NEC stockholders will also receive the same cash price paid in the tender offer.

          Harcourt General's $19.50 per share offer, which has a total transaction value of approximately $740 million, represents a 15.4% premium over the value of the NEC/Sylvan Learning Systems, Inc. stock merger proposal announced last month, based upon the per share price of the Sylvan shares yesterday, and a 54.5% premium over the closing market price of NEC shares on March 4, five trading days before the NEC/Sylvan merger proposal was announced.

          Richard A. Smith, chairman and chief executive officer of Harcourt General said "NEC fits very well with and adds significant growth potential to our existing portfolio of education businesses. It would add new distribution channels for our existing products and would also accelerate our entry into several non-traditional educational high growth markets, including distance learning, supplemental publishing and computer-based training."

          The tender offer is subject to customary conditions and the termination of the merger agreement between NEC and Sylvan in accordance with its terms. The offer will not be subject to any financing contingencies. The complete terms and conditions of the tender offer will be set forth in the offering documents to be filed shortly with the Securities and Exchange Commission.

          Harcourt General also indicated that it plans, subject to its ability to effectuate the merger with NEC, to seek to acquire the outstanding shares of common stock of Steck-Vaughn Publishing Corporation not currently owned by NEC at a price per share of $14.00. Harcourt General has not yet determined the manner in which it would seek to acquire the Steck-Vaughn shares or the timing of any such acquisition. Harcourt General reserves the right to change its plan to acquire Steck-Vaughn shares and, accordingly, there can be no assurance that it will acquire the Steck-Vaughn shares."

     On April 21, 1997, Harcourt, through Nick Acquisition Corporation ("Nick"), a Delaware corporation and wholly-owned subsidiary of Harcourt, commenced the NEC Offer.

     On April 25, 1997, Richard A. Smith, Chairman and Chief Executive Officer of Harcourt, Robert A. Smith, President and Co-Chief Operating Officer of Harcourt, John R. Cook, Senior Vice President and Chief Financial Officer of Harcourt, and Robert L. Friedman of Simpson Thacher & Bartlett, counsel to Harcourt, met with Richard C. Blum and Frederic V. Malek, members of the Board of Directors of NEC, to explore the possibility of a negotiated acquisition transaction between Harcourt and NEC. Although Mr. Richard Smith indicated a possible willingness to increase Harcourt's pending offer from $19.50 to $20.25 per NEC Share in order to secure a negotiated transaction, Messrs. Blum and Malek indicated their doubt that the Board of Directors of NEC would endorse a revised Harcourt offer at $20.25 per NEC Share.

     On the evening of April 29, 1997, Messrs. Richard Smith and Blum discussed further on a telephone conversation the possibility of a negotiated acquisition transaction between Harcourt and NEC at a price of, but in no event more than, $21.00 per NEC Share subject to confirmatory due diligence by Harcourt.

     On April 30, 1997, several telephone conversations occurred between representatives of Harcourt and its legal advisors and representatives of NEC and its legal advisors relating to a possible negotiated acquisition transaction between Harcourt and NEC at a price of, but in no event more than, $21.00 per NEC Share, subject to confirmatory due diligence by Harcourt to be completed during the following week.

     At a meeting on May 1, 1997, NEC's Board of Directors agreed to permit Harcourt to conduct confirmatory due diligence during the next week.

     On May 1, 1997, Harcourt issued the following press release:

          "Harcourt General, Inc. announced today that it was engaged in negotiations with National Education Corporation concerning an acquisition transaction based on a per share price of, but in no event more than, $21.00. Pursuant to the contemplated transaction, Harcourt General would increase its present offer to purchase all NEC shares to $21.00 per share. This transaction is subject to confirmatory due diligence by Harcourt General to be completed during the next week. The NEC Board has agreed to permit Harcourt General to conduct this due diligence pursuant to a standard confidentiality agreement. Harcourt General said that there can be no assurance that such discussions will lead to an acceptable transaction or that any such transaction will be approved by the Board of Directors of Harcourt General or NEC. If these negotiations are not successful, Harcourt General will continue its offer to purchase all NEC shares at $19.50 per share."

     On May 2, 1997, Harcourt and NEC entered into a confidentiality agreement. On such date and during the following week, representatives of Harcourt met with management of NEC and its subsidiaries and conducted due diligence.

     On Friday, May 2, 1997, Harcourt's legal advisors delivered a draft merger agreement to NEC and its legal advisors.

     Pursuant to teleconferences held from Wednesday, May 7, 1997 through Monday, May 12, 1997, negotiations were conducted between representatives of NEC and Harcourt concerning the terms of an Agreement and Plan of Merger (the "NEC Merger Agreement") between Harcourt, Nick and NEC.

     On May 8, 1997, Sam Yau, the Chief Executive Officer of NEC, telephoned Douglas L. Becker, the President and Co-Chief Executive Officer of Sylvan, and Messrs. Yau and Becker discussed the possibility of Sylvan terminating the Sylvan Merger Agreement in exchange for the payment by NEC of the $30 million fee contemplated by Section 6.3 of the Sylvan Merger Agreement.

     On Friday, May 9, 1997, the Board of Directors of NEC met to discuss Harcourt's proposal to acquire NEC at the price of, but in no event more than, $21.00 per NEC Share, including the terms of the draft NEC Merger Agreement. Following the delivery of the oral opinion of BZW, the investment banking division of

Barclays Bank PLC ("BZW"), financial advisor to NEC, to NEC's Board of Directors (subsequently confirmed in writing) that the consideration to be received by holders of NEC Shares (other than Harcourt and Nick) pursuant to each of the NEC Offer and the merger (the "NEC Merger") of NEC with Nick pursuant to the terms of the NEC Merger Agreement, was fair to such holders from a financial point of view, NEC's Board of Directors approved the terms of such proposal, including the terms contained in the draft merger agreement in the form presented at the meeting which had been negotiated by the two parties and their respective representatives during the course of the week. NEC's Board of Directors authorized designated officers of NEC to execute the NEC Merger Agreement substantially in the form presented at the meeting with such changes thereto as designated officers of NEC deemed appropriate, subject to termination of the Sylvan Merger Agreement.

     On May 12, 1997, Harcourt, NEC and Sylvan entered into an agreement whereby
(i) Sylvan agreed that the Sylvan Merger Agreement would automatically terminate immediately prior to the execution of the NEC Merger Agreement and receipt by Sylvan of the $30 million termination fee due thereunder, (ii) Harcourt and NEC jointly and severally agreed to have NEC pay Sylvan the $30 million termination fee and (iii) Sylvan, on the one hand, and Harcourt and NEC, on the other hand, agreed to release all claims they might have against each other.

     Pursuant to negotiations held by teleconferences on Monday, May 12, 1997, an agreement was reached between representatives of NEC and Harcourt on all of the remaining terms of the NEC Merger Agreement. Later that evening, the NEC Merger Agreement was executed. In the morning of Tuesday, May 13, 1997, Harcourt and NEC issued a joint press release announcing the transaction.

     On June 4, 1997, the NEC Offer terminated, and on June 5, 1997, Harcourt acquired approximately 34.4 million NEC Shares representing approximately 95.6% of the issued and outstanding NEC Shares.

     On June 11, 1997, Harcourt announced that it had merged Nick into NEC with NEC continuing as the surviving corporation in the NEC Merger. As a result of the NEC Merger, NEC became a wholly-owned subsidiary of Harcourt. As a result of the consummation of the Offer and the NEC Merger, Harcourt became the indirect beneficial owner of 11,900,000 Shares of the Company, representing approximately 82% of the outstanding Shares.

  Proposed Merger With the Company.

     Prior to acquiring control of the Company, Harcourt entered into an agreement with the Company dated May 30, 1997 (the "Harcourt Agreement") pursuant to which Harcourt agreed that until June 4, 2000, it would not consummate any business combination (as defined in Section 203 of the Delaware General Corporation Law (the "DGCL")) with the Company unless and until (i) the proposed business combination had been submitted by Harcourt in writing to the Board, (ii) a committee of the Board comprised solely of Disinterested Directors (the "Special Committee") affirmatively recommended its approval of such business combination, finding that the terms thereof were fair to the stockholders of the Company other than NEC and Harcourt and (iii) the business combination was approved by a majority of the Board, including a majority of the Disinterested Directors.

     Pursuant to the Harcourt Agreement, Harcourt has the right, subject to complying with applicable requirements of the Commission, to cause the Company to cause a number of designees of Harcourt to be elected to the Board such that the Harcourt designees will constitute a majority of the entire Board, and prior to such time, to cause a number of designees of Harcourt to be elected such that they will constitute half of the entire Board.

     In order to effectuate the provisions of the Harcourt Agreement, Harcourt agreed in the Harcourt Agreement to cause the Board at all times until June 4, 2000 to have at least three Disinterested Directors and, subject to their willingness to serve, invited Leonard W. Jaffe, Michael R. Klein and N. Colin Lind, all of them existing directors of the Company, to serve initially as Disinterested Directors and, as long as such individuals remain Disinterested Directors, to constitute a majority of the members of the Special Committee. The Special Committee was formed on June 23, 1997, in advance of a formal merger proposal being made by

Harcourt to the Company in order to allow its members ample time to retain advisors and inform themselves concerning the Company and any proposed transaction. The Special Committee is comprised of Messrs. Jaffe, Klein and Lind.

     Under the terms of the Harcourt Agreement, the term "Disinterested Director" means a member of the Board who is not an officer, director, employee or affiliate of Harcourt, NEC or their respective affiliates, who does not have a direct or indirect material financial interest in Harcourt, NEC, or its affiliates, and who would be deemed to be an outside director qualified to serve on the audit committee of the Company under the rules of the New York Stock Exchange.

     On June 23, 1997, the Board of the Company was reconstituted to reflect Harcourt's controlling ownership position. The Board of the Company now includes four Harcourt officers: Richard A. Smith, Chairman and Chief Executive Officer; Robert A. Smith and Brian J. Knez, Presidents and Co-Chief Operating Officers; and John R. Cook, Senior Vice President and Chief Financial Officer. In addition, the four Disinterested Directors remained on the Board.

     The Special Committee met immediately after the Board's June 23, 1997 meeting and after considering various potential advisors retained Morris, James, Hitchens & Williams of Wilmington, Delaware ("Morris James"), as its legal counsel, and discussed retaining BZW as its financial advisor, to advise the Special Committee in connection with the expected merger proposal from Harcourt. On July 7, 1997, after negotiating an engagement agreement acceptable to the Special Committee and BZW, the Special Committee formally retained BZW as its financial advisor. For a description of the terms of the engagement of BZW and certain information concerning BZW, see "SPECIAL FACTORS -- Opinion of Financial Advisor." During the June 23, 1997 meeting, the Special Committee authorized BZW to begin its background preparatory work on the Company to be in a position to analyze the expected merger proposal and, after consultation with the Company's senior management, to begin to determine whether, and when, it would be in a position to render an opinion as to the fairness of the consideration proposed to be received by the holders of the Shares (other than the Shares held by Harcourt, NEC or Merger Sub) in any merger proposal of Harcourt from a financial point of view, on the basis of Harcourt's previously announced intention to seek to acquire the Shares at a price per Share of $14.00.

     On June 23, 1997, Richard A. Smith, in his capacity as Chairman and Chief Executive Officer of Harcourt, delivered a letter (the "Harcourt Proposal") to the Special Committee in which Harcourt proposed, pursuant to the Harcourt Agreement, to enter into a transaction pursuant to which NEC would acquire the shares of the Company it did not already own, and the stockholders of the Company (other than NEC and its affiliates) would receive $14.00 in cash for each Share. The Harcourt Proposal contemplated that such transaction would be effected through a merger (the "Proposed Steck-Vaughn Merger") of the Company with a direct or indirect subsidiary of NEC. The text of the Harcourt Proposal follows:

     "To the Independent Directors of
     Steck-Vaughn Publishing Corporation:

          As you know, Harcourt General, Inc. ("Harcourt") has recently completed the acquisition of all of the outstanding shares of common stock of National Education Corporation ("NEC") pursuant to a tender offer and merger transaction with NEC. As a result of such transaction, Harcourt has become the indirect owner of approximately 82% of the outstanding common stock of Steck-Vaughn Publishing Corporation (the "Company").

          Pursuant to an agreement dated as of May 30, 1997 (the "Agreement") between the Company and Harcourt, we are writing to propose to the Board of Directors of the Company a transaction pursuant to which NEC would acquire the shares of the Company it does not already own, and the stockholders of the Company (other than NEC and its affiliates) would receive $14.00 in cash for each share of common stock.

          We believe that this proposal presents an attractive opportunity for your public stockholders to realize a price which represents a 33% premium over the market price of the Company's common stock on April 15, 1997, the trading day before Harcourt announced its intention to commence a tender offer for the NEC shares and to acquire the Company shares not owned by NEC. We believe that this price is at a level which both you and your stockholders should support.

          Our proposal contemplates a merger of the Company with a direct or indirect subsidiary of NEC. We believe that a mutually acceptable definitive merger agreement containing provisions customary for transactions of this type can be expeditiously negotiated and executed.

          We fully recognize the interests of the public stockholders in the Company. Accordingly, our proposed transaction would be subject to satisfaction of the requirements set forth in the Agreement, including the approval of a majority of the "disinterested directors" of the Company (as defined in the Agreement) after the retention of such financial and legal advisors deemed necessary or desirable by the disinterested directors. These requirements will ensure that the interests of the Company's minority stockholders are protected in our proposed transaction.

          We hope that we can proceed together promptly to allow the Company's public stockholders to realize value for their shares to an extent not likely to be available to them in the marketplace. As you know, Harcourt is required to file a Schedule 13D with the Securities and Exchange Commission relating to its indirect ownership of the common stock of the Company. We have been advised by our counsel that, as a result of our proposal of this transaction, we will be required by law to disclose this letter in such
     Schedule 13D and to make certain related disclosures in such filing.

          We look forward to discussing the foregoing with you soon.

                                          Sincerely,

                                          /s/ RICHARD A. SMITH

                                          --------------------------------------
                                          Richard A. Smith
                                          Chairman and
                                          Chief Executive Officer

     Distribution:

     Mr. Leonard W. Jaffe
     Mr. Manuel J. Justiz
     Michael R. Klein, Esq.
     Mr. N. Colin Lind"

     Pursuant to an agreement (the "Fair Value Agreement") entered into on July 1, 1997, among Harcourt, the Company and the Special Committee, Harcourt agreed that, among other things, it would not attempt to effectuate any transaction contemplated by the Harcourt Agreement pursuant to which Harcourt would acquire any Shares not owned by it at such time at a price less than the fair value of the Shares, as determined in accordance with Section 262 of the DGCL, as of May 30, 1997. Additionally, pursuant to the Fair Value Agreement, four executive officers of Harcourt were elected to identical positions as executive officers of the Company on July 1, 1997. Anita Kopec subsequently resigned as President and Chief Executive Officer of the Company on July 8, 1997.

     On Tuesday, July 8, 1997, the Special Committee met with Morris James and BZW to discuss, among other things, preliminary valuation issues in connection with the Harcourt Proposal and the Proposed Steck-Vaughn Merger. On Wednesday, July 9, 1997, the Board met to discuss various valuation issues relating to the Proposed Steck-Vaughn Merger.

     On Friday, July 11, 1997, a representative of Goldman, Sachs & Co. ("Goldman"), financial advisor to Harcourt, met with a representative of BZW. At such meeting, BZW and Goldman discussed various valuation methodologies that could be used in arriving at a valuation of the Company.

     On Monday, July 14, 1997, Harcourt's legal advisors delivered a draft form of merger agreement to Mr. Klein, as representative for the Special Committee, that Harcourt was prepared to enter into with the Company and which, among other things, contemplated a merger of Merger Sub with and into the Company pursuant to which all Shares would be converted into the right to receive $14.00 per Share in cash. See "THE MERGER."

     On Thursday, July 17, 1997, Messrs. Klein and Lind, as representatives of the Special Committee, met with Messrs. Richard Smith, Robert Smith, Knez and Cook, as representatives of Harcourt. Messrs. Klein and Lind advocated the view at the meeting that the $14.00 per Share price offered by Harcourt was inadequate. After further discussion, Mr. Richard Smith, on behalf of Harcourt, offered to increase the consideration in the Proposed Steck-Vaughn Merger to $14.50 per Share.

     During the period from July 18, 1997 to September 5, 1997, telephonic negotiations were conducted between representatives of the Special Committee and its financial advisor and representatives of Harcourt and its financial advisor concerning the per Share consideration that Harcourt was offering in the Proposed Steck-Vaughn Merger. Representatives of the Special Committee and its financial advisor attempted to obtain greater consideration in the Proposed Steck-Vaughn Merger for the holders of the Shares (other than the Shares held by Harcourt, NEC or Merger Sub), while Harcourt contended that $14.50 per Share represented a full and fair price.

     On September 4, 1997, Mr. Lind, on behalf of the Special Committee, telephoned Mr. Cook of Harcourt and informed him that a meeting of the Special Committee was scheduled for September 5, 1997 to discuss the Harcourt Proposal, and (attempting to achieve greater consideration for the unaffiliated stockholders of the Company) asked whether Harcourt would be willing to pay $15.00 per Share. Mr. Cook, on behalf of Harcourt, responded that Harcourt would not be willing to pay $15.00 per Share in the Proposed Steck-Vaughn Merger, but that Harcourt would be willing to consider paying $14.75 per Share in the Proposed Steck-Vaughn Merger if a majority of the unaffiliated stockholders of the Company indicated to Harcourt that they would support the Proposed Steck-Vaughn Merger at the price of $14.75 per Share.

     On September 5, 1997, the Special Committee met with BZW and Morris James to evaluate the $14.50 per Share Harcourt Proposal. Representatives of Morris James explained the legal responsibilities of the members of the Special Committee and the legal principles applicable to actions taken by the Special Committee with respect to the Harcourt Proposal. Following a presentation from BZW in which BZW discussed various valuation methodologies that could be used in arriving at a valuation of the Company and the $14.50 per Share Harcourt Proposal, BZW concluded that the $14.50 per Share Harcourt Proposal was fair to the holders of the Shares from a financial point of view. The Special Committee then determined that it would be prepared to recommend the $14.50 per Share Harcourt Proposal or a Harcourt Proposal of $14.75 per Share in the event that Harcourt were to increase its offer if a majority of the unaffiliated stockholders of the Company indicated its support for the Proposed Steck-Vaughn Merger at such price, subject to the negotiation of satisfactory terms and provisions of the draft merger agreement. The Special Committee also determined that members of the Special Committee and the advisors to the Special Committee should seek to negotiate further with Harcourt to attempt to increase the Harcourt Proposal to an amount greater than the consideration being offered by Harcourt.

     On the basis of telephone conversations on the morning of September 8, 1997, between representatives of Harcourt and a stockholder holding a majority of the outstanding Shares not held by Harcourt, Harcourt agreed to increase its offer to $14.75 per Share. Thereafter, Harcourt informed the Special Committee that Harcourt would increase its offer to $14.75 per Share, and that Harcourt would not be willing to pay in excess of $14.75 per Share in the Proposed Steck-Vaughn Merger.

     In the morning on September 8, 1997, Harcourt issued the following press release:

          "Harcourt General, Inc. announced today that it had completed price negotiations with the independent directors of Steck-Vaughn Publishing Corporation who approved a transaction in which Harcourt General will purchase the publicly-held Steck-Vaughn shares it does not already own for $14.75 per share in cash. Harcourt General acquired ownership of approximately 82% of Steck-Vaughn's common stock when it completed a merger with National Education Corporation in June.

          Steck-Vaughn has approximately 3.4 million publicly held common and common equivalent shares outstanding, giving the transaction a total value of approximately $42.8 million.

          Harcourt General said that consummation of the transaction is subject to the finalization of a definitive merger agreement which must be approved by the Steck-Vaughn independent directors and Harcourt General. Once the definitive merger agreement is approved, the plan will be subject to approval by a majority vote of Steck-Vaughn shareholders. Because Harcourt General already owns 82% of the Steck-Vaughn shares and will vote those shares in favor of the transaction, that approval is assured.

          Harcourt General estimated that the merger process, including required filings with the Securities and Exchange Commission, would take several months to complete.

          Harcourt General is a leading global multiple-media publisher and service provider to established educational, trade and professional markets as well as to emerging for-profit educational, career-training and assessment markets. The Company is also a leading specialty retailer through its 53% controlling interest in The Neiman Marcus Group."

     During the period of September 8, 1997, to September 26, 1997, the Special Committee, through its legal advisors, negotiated with Harcourt and its legal advisors the terms and provisions of the form of merger agreement proposed by Harcourt. See "THE MERGER."

     On September 25, 1997 the Special Committee met with BZW and Morris James to evaluate the Merger Agreement and the $14.75 Harcourt Proposal. At the meeting, the Special Committee reviewed, among other things, the provisions contained in the draft of the Merger Agreement with Morris James. The Special Committee also received, among other things, the confirmatory financial analysis and advice of BZW and received BZW's fairness opinion that the consideration to be received by the holders of the Shares (other than Shares held by Harcourt or any direct or indirect wholly-owned subsidiary of Harcourt) as set forth in the draft of the Merger Agreement was fair from a financial point of view. After discussion and consideration, the Special Committee voted unanimously to approve the Merger, the Merger Agreement and all of the related transactions and recommended that the Board approve the Merger Agreement. The full Board approved the Merger Agreement and the transactions contemplated thereby by means of a unanimous written consent dated as of September 29, 1997.

PURPOSE, STRUCTURE AND REASONS FOR THE MERGER

     General. The purpose of the Merger is to acquire all Shares not beneficially owned by Harcourt. After examining various long-term financial, governance and business issues currently faced by the Company, the Board of Directors of Harcourt concluded that 100% private ownership of the Company is the most effective way to stabilize the business of the Company and improve its financial performance.

     The acquisition of the Company is structured as a cash merger in which Harcourt, NEC and Merger Sub will cash out all Shares other than Shares held by NEC. The Company's purpose in effectuating the Merger at this time is to allow the stockholders of the Company an opportunity to receive a cash payment at a price that has been unanimously determined by the Special Committee and the Board to be fair to the stockholders. The Merger has been structured as a cash merger in order to provide a prompt and orderly transfer of complete ownership of the Company to Harcourt and to provide the stockholders (other than Harcourt and its affiliates) with cash for all of their Shares.

     When the Merger is consummated, the stockholders of the Company (other than Harcourt and its affiliates) will no longer have any equity interest in the Company, and therefore will not share in its future earnings and growth. Instead, each such stockholder (other than such stockholders who properly perfect appraisal rights in accordance with Section 262 of the DGCL) will receive, upon surrender of the certificate or certificates evidencing the appropriate number of Shares, the Merger Consideration in exchange for each Share owned immediately prior to the Effective Time (as hereinafter defined).

     Except for the Merger, Harcourt does not have any present plans that relate to or would result in an extraordinary corporate transaction such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries or any changes in the Company's corporate structure or business. Harcourt, however, will continue to evaluate the business and operations of the Company after the Merger and make such changes as are deemed appropriate.

FAIRNESS OF THE MERGER; RECOMMENDATIONS

     On September 5, 1997, the Special Committee and its financial and legal advisors met to formally evaluate the Harcourt Proposal. On September 25, 1997, the Special Committee and its financial and legal advisors met to formally evaluate the Proposed Merger Consideration, the proposed Merger and the draft of the Merger Agreement. At such meeting, the Special Committee unanimously recommended that the Board approve the Merger Agreement, and the transactions contemplated thereby. The Special Committee also unanimously recommended to the Board that the Merger is fair to, and in the best interests of, the holders of Shares (other than with respect to Shares held by Harcourt or any direct or indirect wholly-owned subsidiary of Harcourt). The full Board approved the Merger Agreement and the transactions contemplated thereby by means of a unanimous written consent dated as of September 29, 1997.

     The Board of Directors, in determining to approve the Merger Agreement and the transactions contemplated thereby, considered the recommendation of the Special Committee and all of the factors considered by the Special Committee as described below.

     The members of the Board believe that the factors considered by the Special Committee operate both individually and in combination to support their determination that the Merger is fair to the holders of Shares (other than with respect to Shares held by Harcourt or any direct or indirect wholly-owned subsidiary of Harcourt) and that the Merger is the best possible transaction reasonably available under the circumstances. The Board did not assign relative weights to particular factors considered by the Special Committee. Four of the eight members of the Board are employees of Harcourt and, therefore, have a potential conflict with respect to the Merger and the Merger Agreement. See "SPECIAL FACTORS -- Interests of Certain Persons in the Merger; Conflicts of Interest."

     In determining to recommend to the Board of Directors that it approve the Merger Agreement, and in determining the fairness of the terms of the Merger, the Special Committee considered the following factors, which taken together, in the Special Committee's view, supported the Special Committee's determination to recommend the Merger:

          (1) the Special Committee's knowledge of the business, financial results and prospects of the Company, which are reflected in the reports and financial statements incorporated by reference herein (see "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE"), as well as the Special Committee's knowledge of the supplemental publishing industry generally;

          (2) the terms and conditions of the Merger Agreement, including the amount and form of consideration and the nature of the parties' representations, warranties, covenants and agreements;

          (3) the fairness opinion and financial presentation of BZW, as described under "SPECIAL FACTORS -- Opinion of Financial Advisor";

          (4) the condition to the consummation of the Merger that the Special Committee shall not have modified or rescinded its recommendation with respect to the Merger as a result of the withdrawal or material qualification, on or prior to the Effective Time of the Merger, of the fairness opinion delivered by BZW to the Special Committee;

          (5) the fact that the Merger Consideration of $14.75 per Share represented a premium of 40% over the April 15, 1997 closing price of the Shares on the Nasdaq National Market, the trading day before Harcourt announced its intention to commence a tender offer for the NEC shares and to acquire the Shares not owned by NEC and a premium of 31% over the March 11, 1997 closing price of the Shares, the trading day before the Proposed Sylvan Merger was announced;

          (6) the unwillingness of Harcourt to consider a sale or recapitalization of the Company or to engage in other alternative transactions with respect to the Company;

          (7) the Special Committee's recognition of its ability and power to reject the Proposed Steck-Vaughn Merger and say "no" to the Harcourt Proposal in the event the Special Committee concluded that the Merger was not fair to the holders of the Shares (other than the Shares held by Harcourt or any direct or indirect wholly-owned subsidiary of Harcourt); and

          (8) the Special Committee's recognition of its ability and power to negotiate on an arm's-length basis with Harcourt as a result of the limitations on Harcourt's ability to effectuate a business combination with the Company that the Special Committee had obtained pursuant to the Harcourt Agreement and the Fair Value Agreement.

     In addition to the foregoing, however, the Special Committee and the Board did note that the $14.75 Harcourt Proposal was below the median of the range suggested by BZW's Selected Comparable Transaction Analysis and at the low end of the range suggested by BZW's Discounted Cash Flow Analysis. See "Special Factors -- Opinion of Company Financial Advisor".

     In light of the number and variety of factors the Special Committee considered in connection with its evaluation of the Merger, the Special Committee did not find it practicable to assign relative weights to the foregoing factors, and, accordingly, the Special Committee did not do so. Rather, the Special Committee viewed its position and recommendations as being based on its judgment, in light of the totality of the information underlying the factors presented to and considered by it, as to the overall effect of the Merger on the unaffiliated stockholders of the Company compared to the likely effect of rejecting the Harcourt Proposal.

     The Special Committee frequently consulted with BZW during the course of its work and analysis of the financial evaluation of the Company and of the Merger. The Special Committee believes that BZW's analysis was reasonable.

     The Special Committee believes that the Merger is procedurally fair because: (1) the Special Committee consisted of Disinterested Directors appointed to represent the interests of, and to negotiate on an arm's-length basis with Harcourt on behalf of, the holders of Shares (other than Shares held by Harcourt or any direct or indirect wholly-owned subsidiary of Harcourt); (2) the Special Committee retained and was advised by Morris, James as independent legal counsel; (3) the Special Committee retained and was advised by BZW as independent financial advisor; (4) the Special Committee possessed the ability and power to negotiate on an arm's-length basis with Harcourt as a result of the limitations on Harcourt's ability to effectuate a business combination with the Company that the Special Committee had negotiated for pursuant to the Harcourt Agreement and the Fair Value Agreement; and (5) the consummation of the Merger requires as a condition that the Special Committee shall not have modified or rescinded its recommendation with respect to the Merger as a result of the withdrawal or material qualification, on or prior to the Effective Time, of the fairness opinion delivered by BZW to the Special Committee. In addition, the Special Committee believes that the Merger is procedurally fair because the $14.75 per Share price and the other terms and conditions of the Merger Agreement resulted from active arm's length bargaining between the Special Committee and Harcourt.

     The rules of the Commission require each of Harcourt, NEC and Merger Sub to express its belief as to the fairness of the Merger to the holders of Shares. While each of Harcourt, NEC and Merger Sub has undertaken no evaluation of the Merger from the standpoint of fairness to the holders of Shares, it has considered the factors noted above which were taken into account by the Board of Directors and Special Committee. Although Harcourt, NEC and Merger Sub did not find it practicable to quantify or otherwise attach relative weights to the specific factors considered by the Board of Directors or the Special Committee, each of Harcourt, NEC and Merger Sub did consider in particular the fact that
(i) the Merger Consideration represented a significant premium over the historical stock prices of the Shares as described above in the discussion of the Board's approval, (ii) the limitations on Harcourt's ability to effectuate a business combination with the Company that the Special Committee had negotiated for pursuant to the Harcourt Agreement and the Fair Value Agreement and (iii) that the consummation of the Merger required as a condition that the Special Committee shall not have modified or rescinded its recommendation with respect to the Merger as a result of the withdrawal or material qualification, on or prior to the Effective Time, of the fairness opinion delivered by BZW to the Special Committee. Each of Harcourt, NEC and Merger Sub also considered the fact that it required, as a condition to its execution and delivery of the Merger Agreement, the Board of Directors and the Special Committee to have determined that the Merger Agreement was fair to the holders of Shares and to have obtained an opinion of BZW that the Merger Consideration to be received in the Merger by holders of the Shares pursuant to the Merger Agreement is fair to such holders from a financial point of view. On the basis of the foregoing considerations, each of Harcourt, NEC and Merger Sub believes that the Merger is fair to the holders of Shares. In addition, each of Harcourt, NEC and Merger Sub have considered the measures taken by the Board of Directors to ensure the procedural fairness of the transaction, including the formation of the Special Committee, the retention of legal and financial advisors by the Special Committee and the arms-length nature of the negotiations. See "SPECIAL FACTORS -- Background of the Merger".

OPINION OF COMPANY FINANCIAL ADVISOR

     The Company and the Special Committee engaged BZW, pursuant to a letter agreement dated July 7, 1997 (the "Advisory Agreement"), to act as the financial advisor to the Special Committee in connection with the Proposed Steck-Vaughn Merger and to render an opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of the Shares (other than the Shares held by Harcourt or any direct or indirect subsidiary of Harcourt). At the September 5, 1997 meeting of the Special Committee at which the price of the Merger was approved by the Special Committee, BZW delivered its oral opinion that, as of such date and based on the matters described therein, the proposed Merger Consideration of $14.50 per Share was fair, from a financial point of view, to the holders of the Shares (other than Harcourt or any direct or indirect subsidiary of Harcourt). At a subsequent meeting of the Special Committee on September 25, 1997, BZW confirmed in writing, as of such date, its opinion with respect to the Merger Consideration of $14.75 per Share and reconfirmed such opinion as of December 8, 1997 (the "BZW Opinion"), a copy of which is attached as Appendix B hereto and is incorporated herein by reference, and the summary of the opinion set forth below is qualified in its entirety by reference to the full text of such opinion. Stockholders of the Company are urged to read such opinion carefully and in its entirety for a description of the procedures followed, the factors considered, the assumptions made and the scope of review undertaken, as well as the limitations on the review undertaken, by BZW in rendering its opinion. No limitations were imposed by the Special Committee on BZW with respect to the investigations made or procedures followed by it in furnishing its opinion. The BZW Opinion addresses only the fairness, from a financial point of view, of the Merger Consideration and does not constitute a recommendation to any such holder of Shares in the Merger as to what action such holder should take with regard to the Merger. BZW expressed no opinion as to the tax consequences of the Merger, and the BZW Opinion does not take into account the particular tax status or position of any holder of the Shares. In furnishing its opinion, BZW did not act as an agent or fiduciary of the Company's stockholders or any other third party.

     In connection with the preparation of its opinion rendered on September 25, 1997, and the BZW Opinion, among other things, BZW: (i) reviewed financial information with respect to the Company furnished to BZW by the Company, including certain internal financial analyses and forecasts prepared by the management of the Company; (ii) reviewed publicly available information regarding the Company; (iii) held discussions with the senior management of the Company and Harcourt concerning the business, past and current business operations, financial condition and future prospects of the Company; (iv) reviewed the stock price and trading history of the Company; (v) reviewed the valuations of publicly traded companies which BZW deemed comparable to the Company and compared the financial terms of the Merger with such valuations;
(vi) compared the financial terms of the Merger with other transactions which BZW deemed relevant;

(vii) prepared a discounted cash flow analysis with respect to the Company;
(viii) reviewed the Merger Agreement; and (ix) made such other studies and inquiries, and reviewed such other data, as BZW deemed relevant.

     As noted above, certain internal management projections were provided by the Company to BZW for purposes of its analysis in arriving at BZW's fairness opinions. As a matter of course, the Company does not publish or make generally available internal projections or forecasts as to its future performance, earnings or financial condition, and such information was not prepared with a view to public disclosure or in accordance with applicable accounting guidelines. These forecasts were based on numerous variables and assumptions which are inherently uncertain, difficult to predict and may not be within the control of the Company, including without limitation economic and competitive conditions. Consequently, actual results may differ materially from those set forth in such forecasts.

     The Special Committee did not request BZW to solicit, and BZW has not solicited, indications of third party interest regarding the sale of all or part of the Company or its Shares, assets or businesses. Additionally, Harcourt has advised BZW, through the Special Committee, that Harcourt, as the controlling stockholder of the Company, would not support alternative transactions to the Merger.

     The following paragraphs summarize the material quantitative and qualitative analyses performed by BZW in arriving at its opinion dated September 25, 1997 but do not purport to be a complete description of the analyses performed by BZW. BZW reviewed information that was based on the financial condition of the Company as of a date or dates shortly before the date of such opinion rendered on September 5, 1997 and based on available stock price information through the close of trading on the New York Stock Exchange and the NASDAQ Stock Market on August 29, 1997. In addition, BZW's analysis was based upon the then proposed Merger Consideration of $14.50 per Share (the "Proposed Merger Consideration"), which was subsequently increased to $14.75 per Share. Such analyses are set forth in materials prepared by BZW and furnished to the Special Committee (the "BZW Report"). A copy of the BZW Report has been filed as an exhibit to the Schedule 13E-3 filed with the Commission with respect to the Merger, may be inspected and copied, and obtained by mail, from the Commission as set forth in "AVAILABLE INFORMATION" and will be made available for inspection and copying at the principal executive offices of the Company, c/o Harcourt General, Inc., 27 Boylston Street, Chestnut Hill, Massachusetts 02167 during regular business hours by any interested stockholder of the Company or his or her representative who has been so designated in writing. The following summary is qualified in its entirety by reference to the BZW Report.

     Stock Price and Trading Analysis. BZW reviewed the trading activity of the Shares since August 23, 1996. With respect to the Company, BZW noted that, since August 23, 1996, the daily closing sale prices of the Shares ranged from a high of $14.50 on August 22, 1997 to a low of $10.50 on April 14, 1997 with an average closing price of $12.11 for the period. BZW noted that the Proposed Merger Consideration of $14.50 compared favorably to the Company's stock price performance during the reference period.

     Offer Premium Analysis. BZW analyzed the premium represented by the $14.50 per Share Harcourt Proposal as compared to the closing share price for the Shares on April 16, 1997 (the date of Harcourt's announcement of its intention to enter into a transaction with the Company) and to the average of the historical closing share prices for the Shares for the trailing one, six and twelve month periods prior to April 16, 1997. Such premiums were 38.1%, 32.8%, 29.5% and 29.5%, respectively. By comparison, BZW noted that the simple averages of the offer premiums paid for all acquisition transactions with transaction values between $100 million and $300 million from January 1995 through August 1997, as provided by Securities Data Corporation, were 24.4% and 39.3%, respectively, to the target's market price one day and four weeks prior to the date of announcement of such transactions. BZW also noted that the average offer premiums paid for "going private" transactions from January 1995 through August 1997, as provided by Securities Data Corporation, were 18.8% and 25.3%, respectively, to the target's market price one day and four weeks prior to the date of the announcement of such transactions. BZW noted that the premium represented by the Proposed Merger Consideration compared favorably to the premium statistics for the reference transactions.

     Selected Comparable Company Analysis. BZW compared certain income statement parameters of the Company with those pertaining to publicly held companies deemed by BZW to be comparable to the Company for the most recent trailing 12-month period. BZW also compared estimated earnings per share for the 12-month period ending December 31, 1997 ("Calendar 1997"). The companies examined were Golden Books Family Entertainment, Inc., Houghton Mifflin Company, John Wiley & Sons, Inc., The McGraw-Hill Companies, Inc., Plenum Publishing Corporation, and Scholastic Corporation (collectively, the "Comparable Companies"). Financial data compared, for the most recent trailing 12-month period, included equity market capitalization, enterprise value (i.e., equity market capitalization plus debt plus preferred shares plus minority interest less cash and cash equivalents), revenues, operating income before depreciation and amortization ("EBITDA"), operating income, net income, earnings per share, EBITDA margin, operating margin, and net margin. Financial data for Calendar 1997 were based upon projected earnings per share as reported by third party sources. Multiples compared for the most recent trailing 12-month period included enterprise value to revenue, enterprise value to EBITDA, enterprise value to operating income, and price per share to earnings per share. For Calendar 1997, BZW compared multiples of price per share to projected earnings per share.

     Based on enterprise value to revenue multiples ranging from 2.3x to 0.9x for the most recent trailing 12-month period obtained for the Comparable Companies, and after adjusting for the Company's net debt, BZW determined a range of reference values for the Shares of $13.76 to $4.84, with a median of $11.63 per Share. Based on enterprise value to EBITDA multiples, for the most recent trailing 12-month period, ranging from 10.1x to 4.7x for the Comparable Companies, and after adjusting for the Company's net debt, BZW determined a range of reference values for the Shares of $12.21 to $5.31, with a median of $10.58 per Share. Based on enterprise value to operating income multiples, for the most recent trailing 12-month period, ranging from 20.9x to 5.6x for the Comparable Companies, and after adjusting for the Company's net debt, BZW determined a range of reference values for the Shares of $19.93 to $4.93, with a median of $14.44 per Share. Based on the Comparable Companies' price per share to earnings per share multiples ranging from 30.2x to 13.5x for the most recent trailing 12-month period, and the Comparable Companies' estimated price per share to earnings per share multiples ranging from 22.8x to 21.6x for Calendar 1997, BZW determined a range of reference values for the Shares of $17.82 to $7.97, with a median of $14.22 per Share, and a range of $14.59 to $13.82, with a median of $13.95 per Share, respectively. BZW noted that the Proposed Merger Consideration of $14.50 compared favorably to the median reference values derived from this analysis.

     Selected Comparable Transaction Analysis. BZW analyzed publicly available information for selected pending or completed mergers and acquisitions involving supplemental educational publishers. In examining these transactions, BZW analyzed certain financial parameters of the acquired company relative to the consideration offered. Financial parameters compared included consideration offered plus net debt assumed ("total consideration") to the trailing 12-months' revenue prior to the date of the transaction. The acquisitions reviewed included Tribune Co./Wright Group (January 1994), Harlequin Enterprises Ltd. (Torstar Corp.)/Frank Schaffer Publications (April 1994), Tribune Co./Everyday Learning Corp. (August 1995), National Education Corp./Edunetics (December 1995), Tribune Co./Educational Publishing (January 1996), Tribune Co./NTC Publishing Group (February 1996), Harlequin Enterprises (Torstar Corp.)/Tom Snyder (April 1996), IBM Corp./Edmark (November 1996), Harlequin Enterprises (Torstar Corp.)/Troll Communications LLC (June 1997) and Cinar Films/Carson-Dellosa Publishing Corp. (July 1997) (collectively, the "Education Transactions"). Based on total consideration to the trailing 12-month revenue multiples obtained with respect to the selected transactions, ranging from 3.0x to 1.1x, BZW determined a range of reference values for the Shares of $18.04 to $6.25, with a median of $14.96. BZW noted that the proposed Merger Consideration of $14.50 per share was consistent with the reference value range derived from this analysis but below the median.

     Discounted Cash Flow Analysis. BZW performed certain discounted cash flow analyses to estimate the present value of the stand-alone, unlevered (before interest expense), after-tax cash flows included in the financial projections prepared by the management of the Company. BZW first discounted the projected, unlevered after-tax cash flows from July 1, 1997 through December 31, 2001, using a range of discount rates from 13.0% to 17.0%. The range of discount rates was based on the Company's weighted average cost of capital as estimated by BZW. The Company's unlevered after-tax cash flows were calculated as the after-tax operating earnings of the Company after adding back non-cash expenses and deducting uses of cash not reflected in the income statement. BZW then added to the present value of the cash flows an assumed terminal value of the Company at December 31, 2001, discounted to present value using the same range of discount rates. A broad range of assumed terminal values was computed by multiplying the Company's projected tax effected earnings before interest in the fiscal year ending December 31, 2001 by terminal multiples ranging from 15.0x to 20.0x, by multiplying the Company's projected EBITDA in the fiscal year ended December 31, 2001 by terminal multiples ranging from 7.0x to 9.0x, and by multiplying the Company's projected revenues for the fiscal year ended December 31, 2001 by terminal multiples ranging from 1.50x to 2.00x. The range of terminal multiples was selected by BZW based on its judgment and experience. Based on this analysis, BZW obtained a range of reference values for the Shares, as of June 30, 1997, of $18.39 to $12.58 with a median of $15.29. BZW noted that the proposed Merger Consideration of $14.50 was within, but at the lower end of, the range of reference values derived from this analysis.

     General. The preparation of fairness opinions involves various determinations as to appropriate and relevant quantitative and qualitative methods of financial analysis and the application of those methods to the particular circumstances; therefore, such opinions are not readily susceptible to summary description. In arriving at its opinion, BZW did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, BZW believes that its analyses must be considered as a whole and that considering any portion of such analyses and current factors could create a misleading or incomplete view of the process underlying its opinion. In its analyses, BZW made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond the control of the Company. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. BZW's opinion and financial analyses were only one of many factors considered by the Special Committee in its evaluation of the Merger and should not be viewed as determinative of the views of the Special Committee or management of the Company with respect to the Merger Consideration or the Merger.

     In arriving at its opinion, BZW did not independently verify any of the foregoing information and relied on all such information being complete and accurate in all material respects. Furthermore, BZW did not obtain any independent appraisal of the properties or assets of the Company. With respect to the financial and operating forecasts (and the assumptions and bases therefore), estimates and analyses provided to BZW by the Company, BZW assumed that such projections, estimates and analyses were reasonably prepared in good faith and represent the best currently available estimates and judgments of the management of the Company as to the Company's future financial performance. BZW noted, among other things, that its opinion is necessarily based upon market, economic and other conditions existing as of the date of the opinion and information available to BZW as of the date thereof.

     While BZW selected the Comparable Companies based on the similarities in markets served and businesses conducted, no company examined in the analysis of selected publicly traded companies is identical to the Company. Similarly, no transaction examined in the Education Transactions is identical to the Merger.

     BZW was retained based on BZW's experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as BZW's investment banking relationship and familiarity with the Company. BZW has provided investment banking and corporate banking services to NEC, including acting as exclusive financial advisor to NEC with regard to the acquisition of NEC by Harcourt in June 1997, and has received fees for those services.

     The Company and the Special Committee engaged BZW pursuant to the Advisory Agreement. The Advisory Agreement provides that, for its services, BZW received a retainer fee of $100,000 and upon the delivery of BZW's fairness opinions, became entitled to receive an additional fee of $250,000. Such fees were not dependent in any respect on the outcome of BZW's analyses or BZW's fairness opinions. The Company has also agreed to reimburse BZW for its out-of-pocket expenses, including attorney's fees, and to indemnify BZW against certain liabilities in connection with this engagement.

CERTAIN FINANCIAL PROJECTIONS

     In connection with the analyses described above under "-- Opinion of Company Financial Advisor", BZW was provided in August of 1997 with certain non-public financial projections for the Company, which projections were updated in November of 1997, each of which had been prepared by the Company's management (the "Projections"), the material portions of which are set forth below. The updated November projections were significantly lower than the projections BZW was provided in August of 1997 as a result of several factors. The decline in the Company's third quarter results of operations for 1997 negatively impacted projections for the fourth quarter of 1997 and for fiscal year 1998. The Company's shift in emphasis, following the acquisition by Harcourt of its 82% ownership interest in the Company, from technology based products to print based products lead to a decline in sales in the second half of fiscal 1997. In addition, transition issues arising out of the Harcourt acquisition resulted in a turnover in the Company's sales staff, negatively impacting projections.

                                                                                    NOVEMBER
                                                        AUGUST PROJECTIONS        PROJECTIONS
                                                        ------------------     ------------------
                                                             FISCAL YEAR ENDED DECEMBER 31,
                                                        -----------------------------------------
                                                         1997       1998        1997       1998
                                                        ------     -------     ------     -------
                                                           (IN MILLIONS EXCEPT PER SHARE DATA)
                                                        -----------------------------------------
Total Revenues........................................  $ 92.0     $ 109.2     $ 86.5     $ 101.7
Total Earnings Before Interest and Taxes..............     7.0        11.9        3.9         7.1
Total Net Income......................................     3.7         7.2        1.8         4.3
Earnings Per Share....................................    0.25        0.49       0.12        0.29

     BZW relied on these Projections in connection with the analyses and opinions described above under "-- Opinion of Company Financial Advisor". The Company does not, as a matter of course, publicly disclose projections as to future revenues, earnings or other financial information. The Projections were based upon a variety of assumptions, including those related to the achievement of strategic goals, objectives and targets over the applicable periods. Such assumptions involve judgments with respect to, among other things, future economic, competitive and regulatory conditions, foreign currency exchange rates, financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. The Projections were not prepared with a view to public disclosure, use in this Information Statement or compliance with published guidelines of the Commission, nor were they prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. In light of the uncertainties inherent in any projected data, stockholders are cautioned not to place undue reliance on the Projections.

ACCOUNTING TREATMENT

     The merger of Merger Sub with and into the Company will be accounted for as a reorganization of entities under common control. Accordingly, the combined assets and liabilities will be accounted for on a historical cost basis. The exchange of Shares for cash in the Merger will eliminate all Shares which are not properly withheld for purposes of judicial appraisal, and will reduce stockholders' equity.

INTERESTS OF CERTAIN PERSONS IN THE MERGER; CONFLICTS OF INTEREST

     Special Committee. Four of the eight members of the Board are officers of Harcourt. Harcourt believes that all four of such directors would have a conflict of interest with respect to the Merger and the Merger Agreement. Accordingly, on June 23, 1997, the Board appointed the Special Committee. See "SPECIAL FACTORS -- Background of the Merger." The members of the Special Committee are Leonard W. Jaffe, N. Colin Lind and Michael R. Klein. The Company will pay the Chairperson of the Special Committee, Mr. Klein, $1,500, and each member of the Special Committee $1,000, for each day on which the Chairperson or such member devotes more than one hour of time to the business of the Special Committee, retroactive to

May 30, 1997, for service on the Special Committee. Pursuant to the terms of the Harcourt Agreement, the members of the Special Committee are entitled to indemnification by the Company and advancement of expenses to the maximum extent permitted by applicable Delaware law and, absent a final non-appealable judicial determination that indemnification is not proper, such members shall be conclusively deemed to have met the applicable standard for such indemnification. In the event such indemnification by the Company is held not to be appropriate, Harcourt has agreed under the Harcourt Agreement to indemnify each such member in certain circumstances. In addition, members of the Special Committee will be entitled to certain indemnity rights under the Merger Agreement and the Company's by-laws. See "THE MERGER -- Additional Covenants."

     The Special Committee retained the law firm of Morris James as the Committee's legal counsel. The Company will pay the fees and out-of-pocket expenses of that firm. The Special Committee also retained the investment banking firm of BZW as its financial advisor. The Company will pay BZW $350,000 for its services in that capacity, and will reimburse the firm for certain out-of-pocket expenses. The Company, in accordance with customary practice, has agreed to indemnify BZW against certain losses, claims, damages and liabilities, including liabilities under the federal securities laws, to which it may become subject in connection with these services.

CERTAIN EFFECTS OF THE MERGER; OPERATIONS OF THE COMPANY AFTER THE MERGER

     When the proposed Merger is consummated, all Shares will be cashed out in the Merger and the holders of Shares will have no continuing equity interest in the Company following the Merger. Each holder of a Share will have the right to receive the Merger Consideration for each such Share held. Each holder of outstanding options will receive an amount in cash equal to the product of (a) the number of Shares subject to such option and (b) the excess, if any, of $14.75 over the exercise price per Share under such option.

     The Company will, as a result of the Merger, become a wholly-owned subsidiary of Harcourt and NEC. Following the Merger, it is expected that the Company will cease to, and Harcourt and NEC will not be required to, file any financial or related business information with the Commission with respect to the Company. Accordingly, less information concerning the Company will be required to be made publicly available than is presently the case.

     Immediately after the Merger, all of the then outstanding Shares would be beneficially owned by Harcourt, and Harcourt's, NEC's and Merger Sub's interest in the Company's net book value and earnings, will rise to 100%.

     The directors of Merger Sub immediately prior to the Effective Time, who will be designees of Harcourt and will not include any members of the Special Committee or other directors who could be considered "independent" directors, will be the directors of the Company from and after the Effective Time (until their successors are duly elected or appointed and qualified).

     Except as otherwise described in this Information Statement, Harcourt currently expects that the Company will initially be operated after the Merger in a manner similar to that of its current operations. Harcourt currently expects that upon consummation of the Merger, the Board of Directors of the Company will be reduced to three persons and the persons serving on the Board, other than the Disinterested Directors and Mr. Cook, and as officers of the Company will be the same as those presently serving in such capacities.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary is a general discussion of certain of the United States federal income tax consequences of the Merger to the holders of Shares. This summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly retroactively. No ruling as to any matter discussed in this summary has been requested from the U.S. Internal Revenue Service (the "IRS"), and no such ruling is expected to be obtained.

     EACH STOCKHOLDER IS URGED TO CONSULT AND RELY ON SUCH STOCKHOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO THE STOCKHOLDER OF THE MERGER.

     Treatment of Shares in the Merger. The exchange of Shares for the Merger Consideration in the Merger will be a taxable transaction to holders of Shares. A holder of Shares will recognize gain or loss under federal income tax laws in an amount by which the proceeds received in exchange for such Shares exceed or are less than the holder's tax basis in the Shares. If the Shares are a capital asset in the hands of the holder, such gain or loss will be capital. Under recently enacted legislation, capital gains of individuals derived in respect of capital assets held for at least one year are eligible for reduced rates of taxation depending upon the holding period of such capital assets. Prospective investors should consult their own tax advisors with respect to the tax consequences of the new legislation.

     Backup Withholding. Under the backup withholding provisions of federal income tax law, unless the conditions described in the next sentence are satisfied and except in the case of certain foreign persons, Harcourt or a paying agent appointed by Harcourt (the "Paying Agent") will be required to withhold 31% of the cash paid in the Merger to holders of Shares. This withholding generally applies only if the holder (1) fails to furnish his or her social security or other taxpayer identification number ("TIN"), (2) furnishes an incorrect TIN, (3) is notified by the IRS that he or she has failed properly to report payments of interest and dividends and the IRS has notified the Paying Agent that he or she is subject to backup withholding, or (4) fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is the correct number and that the stockholder is not subject to backup withholding. Any amount withheld from a payment to a holder under the backup withholding rules is allowable as a credit against such holder's federal income tax liability, provided that the required information is furnished to the IRS. Certain holders are not subject to backup withholding. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exception.

     To prevent backup withholding, each stockholder who does not otherwise establish an exemption from such withholding must notify the Paying Agent of such stockholder's correct TIN (or certify that such taxpayer is awaiting a TIN) and provide certain other information by completing a Substitute Form W-9 (which will be included in the letter of transmittal forwarded in connection with the Merger).

     THE SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS A GENERAL DISCUSSION OF CERTAIN OF THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THE HOLDERS OF SHARES. ALL STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE TRANSACTIONS TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.

                                   THE MERGER

     THE DESCRIPTION OF THE MERGER AGREEMENT SET FORTH BELOW DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX A TO THIS INFORMATION STATEMENT AND INCORPORATED BY REFERENCE HEREIN.

THE MERGER

     The Merger. Subject to the terms and conditions of the Merger Agreement and the DGCL, Merger Sub will merge with and into the Company at the Effective Time (as defined below). The separate corporate existence of Merger Sub will then cease, and the Company will be the surviving corporation in the Merger (the "Surviving Corporation").

     Certificate of Incorporation and By-Laws. The Merger Agreement provides that, at the Effective Time, the text of the Certificate of Incorporation of the Company will be amended, restated and integrated (except with respect to the name, registered agent and the name and address of the incorporator) to read in its entirety to be identical to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time. The By-Laws of Merger Sub in effect at the Effective Time will become the By-Laws of the Surviving Corporation.

     Directors and Officers. At the Effective Time, the number of persons constituting the whole Board of Directors of the Surviving Corporation shall be three (3), and each person serving immediately prior to the Effective Time as a director of the Company shall be (effective immediately prior to the Effective
Time) removed from office, and the directors of Merger Sub at the Effective Time will become the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, removal or disqualification. The officers of the Company at the Effective Time will be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, removal or disqualification. See "SPECIAL FACTORS -- Certain Effects of the Merger; Operations of the Company After the Merger."

     Conversion of Shares in the Merger. At the Effective Time, (1) each issued and outstanding Share (other than any Shares held of record by Harcourt, NEC, Merger Sub or any other direct or indirect wholly-owned subsidiary of Harcourt or of the Company, which Shares will be automatically cancelled and retired and will cease to exist with no payment being made with respect thereto, and other than any Shares as to which stockholders have a right to demand, and who properly demand, an appraisal of such Shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (the "DGCL") ("Dissenting Shares")) will be converted into the right to receive $14.75 in cash, the Merger Consideration, and (2) each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation in the Merger. See "RIGHTS OF DISSENTING STOCKHOLDERS."

     Treatment of Outstanding Options. Prior to the Effective Time, the Board shall take all actions necessary to provide that immediately prior to the Effective Time, each outstanding option then outstanding, whether or not then exercisable, shall be cancelled, and the holder thereof shall be entitled to receive at the Effective Time or as soon as practicable thereafter from the Surviving Corporation in consideration for such cancellation an amount in cash equal to the product of (a) the number of Shares subject to such outstanding option and (b) the excess, if any, of $14.75 over the exercise price per Share subject to such outstanding option.

EFFECTIVE TIME OF THE MERGER

     As soon as practicable after all conditions to the Merger have been satisfied or, if permissible, duly waived, the Merger will be consummated and become effective at the time at which the Merger Agreement or a certificate of merger, in lieu thereof (the "Certificate of Merger") to be filed pursuant to the DGCL is filed with, and is accepted for filing by, the Secretary of State of the State of Delaware, or such later date and time as may be specified in the Certificate of Merger (the "Effective Time"). See "THE MERGER -- Conditions; Waivers."

PAYMENT FOR SHARES

     At or prior to the Effective Time, Harcourt shall designate a bank or trust company to act as agent for the holders of Shares (other than Shares held in the treasury of the Company and Shares held of record by Harcourt, NEC, Merger Sub or any other direct or indirect wholly-owned subsidiary of Harcourt or of the Company) in connection with the Merger (the "Exchange Agent"), to receive the Merger Consideration to which holders of such Shares may become entitled, some or all of which funds may be invested by the Exchange Agent in certain permitted investments. As soon as practicable after the Effective Time, the Exchange Agent will mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding Shares other than Dissenting Shares (the "Certificates") (other than Harcourt or any direct or indirect wholly-owned subsidiary of Harcourt or of the Company) a form of letter of transmittal which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent, together with instructions for use in surrendering such Certificates and receiving the Merger Consideration therefor. Upon the surrender of each such Certificate, together with such letter of transmittal duly executed and any other required documents, the Exchange Agent will pay, by check or by draft, to or upon the order of the holder of record of such Certificate, in consideration therefor, the Merger Consideration multiplied by the number of Shares (other than Dissenting Shares) formerly represented by such Certificate, and such Certificate will thereupon be cancelled. Until so surrendered, each such Certificate (other than Certificates representing Dissenting Shares and Certificates representing Shares owned by Harcourt or any direct or indirect wholly-owned subsidiary of Harcourt) will represent solely the right to receive the aggregate Merger Consideration relating thereto. No interest will be paid or accrued on the Merger Consideration.

     The Merger Consideration will be net to each holder of Certificates in cash, subject to reduction only for any applicable federal back-up withholding or stock transfer taxes payable by such holder. After the Effective Time, there will be no transfers on the stock transfer books of the Surviving Corporation of any Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Company or the Exchange Agent, they will be surrendered and cancelled in return for the payment of the aggregate Merger Consideration relating thereto, subject to applicable law in the case of Dissenting Shares. See "RIGHTS OF DISSENTING STOCKHOLDERS."

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of the parties thereto. The Merger Agreement includes representations and warranties by the Company as to (1) the corporate organization, standing and power of the Company and its subsidiaries, (2) approval by the Board, (3) capitalization, (4) brokers and financial advisors employed by the Company, (5) the satisfaction of certain conditions specified in the Harcourt Agreement, (6) the fact that the Merger Agreement and the transactions contemplated thereby do not constitute a violation, breach or default under any material corporate obligation or contract of the Company and that, except as expressly disclosed, no material filings, consents or approvals are necessary to approve the Merger Agreement or the transactions contemplated thereby, other than the approval of the Merger Agreement by the Company's stockholders, (7) certain actions taken by the Board with respect to Section 203 of the DGCL, (8) receipt by the Board of the opinion of BZW that the Merger Consideration is fair to such stockholders from a financial point of view and (9) the conclusion of the Board that the Merger is fair to, and in the best interest of, the Company and the holders of record of Shares (other than Shares held of record by Harcourt or the Company or any direct or indirect wholly-owned subsidiary of Harcourt or of the Company) and approving and adopting the Merger Agreement.

     The Merger Agreement also includes representations and warranties by Harcourt, NEC and Merger Sub as to (1) the corporate organization, standing and power of each of Harcourt, NEC and Merger Sub, (2) approval by the respective Boards of Directors of Harcourt, NEC and Merger Sub, (3) the prior activities of Merger Sub, and (4) the fact that the Merger Agreement and the transactions contemplated thereby do not constitute a violation, breach or default under any material corporate obligation or contract of Harcourt, NEC or Merger Sub and that, except as expressly disclosed, no material filings, consents or approvals are necessary to authorize the Merger Agreement or the transactions contemplated thereby.

BUSINESS OF THE COMPANY PENDING THE MERGER

     Pursuant to the Merger Agreement, the Company has agreed that, except as expressly contemplated by the Merger Agreement or as consented to by Harcourt, during the period from the date of the Merger Agreement to the Effective Time, the Company and its subsidiaries will conduct their operations only in the ordinary and usual course of business and consistent with past practice and will use their reasonable best efforts in the ordinary course of business and consistent with past practice to preserve intact the Company's business organization, assets, prospects and advantageous business relationships, to keep available the services of its officers and employees and to maintain satisfactory relationships with customers, suppliers, contractors, distributors, licensors, licensees and others having business relationships with it.

ADDITIONAL COVENANTS

     The Merger Agreement also provides the following additional covenants: (1) the Company has agreed that during the time from the signing of the Merger Agreement to the Effective Time, subject to customary confidentiality agreements if requested, it will provide Harcourt, NEC, Merger Sub and their authorized representatives with reasonable access to corporate information of the Company and its Subsidiaries, (2) the Company, Harcourt, NEC and Merger Sub have agreed to use their reasonable best efforts to take or cause to be taken all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement, including the filing of the Schedule 13E-3 with the Commission and the dissemination of certain information to the Company's stockholders, (3) Harcourt, NEC and Merger Sub have agreed to cause their affiliates who are directors, officers, stockholders and/or employees of the Company to use their best efforts (to the extent reasonably within their power or ability) to honor the provisions of the Merger Agreement, (4) Harcourt, NEC, SVAC and the Company have agreed to consult with each other before making any public announcements relating to the Merger, (5) Harcourt has advised the Company that it is its desire to effect stockholder approval of the Merger by written consent in lieu of a stockholder meeting and (6) the Company, and after the Effective Time, the Surviving Corporation, have agreed to indemnify and hold harmless its officers and directors, including members of the Special Committee, against any claim or proceeding arising out of any actions taken prior to the Effective Time and to maintain for a period of five years after the Effective Time directors' and officers' liability insurance covering those persons covered as of the date of the Merger Agreement on terms and in an amount comparable to such policies held by the Company as of the date of the Merger Agreement.

CONDITIONS; WAIVERS

     Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction of the following conditions which may not be waived: (1) the Merger Agreement and the Merger will have been duly approved by the requisite vote (which may be effected by written consent in lieu of a meeting) of the holders of Shares in accordance with applicable law and the Certificate of Incorporation of the Company, (2) the Merger Agreement and the Merger will have been duly approved by the requisite vote (which may be effected by written consent in lieu of a meeting) of the stockholders of Merger Sub in accordance with applicable law and the certificate of incorporation of Merger Sub, (3) there shall not be outstanding any order, statute, rule, regulation, executive order, stay, decree, judgment, or injunction which restrains or prohibits the consummation of the Merger and (4) the terms and conditions of the Harcourt Agreement required to be satisfied in order to consummate the Merger shall have been satisfied by each of the parties thereto.

     Conditions to the Obligations of Harcourt, NEC and Merger Sub. The respective obligations of Harcourt, NEC and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:
(1) each of the representations and warranties of the Company contained in the Merger Agreement that are qualified as to materiality will be true and correct, and the representations and warranties that are not so qualified will have been true and correct in all material respects when made and at and as of the Effective Time, and (2) at or prior to the Effective Time, the Company will have performed or complied in all material respects with all agreements and conditions required of it pursuant to the Merger Agreement.

     Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction or waiver of the following additional conditions: (1) each of the representations and warranties of Harcourt, NEC and Merger Sub contained in the Merger Agreement that are qualified as to materiality will be true and correct, and the representations and warranties that are not so qualified will have been true and correct in all material respects when made and at and as of the Effective Time, (2) at or prior to the Effective Time, each of Harcourt, NEC and Merger Sub will have performed or complied in all material respects with all agreements and conditions required to be performed and complied with by them pursuant to the Merger Agreement, (3) the Special Committee will not have modified or rescinded its recommendation with respect to the Merger as a result of the withdrawal or material qualification, on or prior to the Effective Time, of the fairness opinion delivered by BZW to the Special Committee on the date of the Merger Agreement, and (4) no event will have occurred nor circumstance exist which creates a reasonable doubt on the ability of Harcourt to pay monies to the Exchange Agent as required under the terms of the Merger Agreement.

TERMINATION; AMENDMENT

     The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of the Company, by the mutual consent of the Boards of Directors of Harcourt and the Company.

     The Merger Agreement may also be terminated by either Harcourt or the Company (1) if the Effective Time shall not have occurred by January 31, 1998, or (2) if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling Harcourt, NEC, Merger Sub and the Company shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement which order is not subject to appeal.

     Finally, the Merger Agreement may be terminated by Harcourt or the Company, if the Special Committee shall have modified or rescinded its recommendation with respect to the Merger as a result of the withdrawal or material qualification of the fairness opinion delivered by BZW to the Special Committee on September 25, 1997.

     In the event of termination of the Merger Agreement pursuant to its terms, written notice thereof shall be delivered to the non-terminating party and the agreement shall terminate and the Merger be abandoned without further action by any of the parties thereto. No party shall then have any further liability or obligation under the Merger Agreement except that the provisions regarding amendment and modification, fees and expenses, and indemnification will survive such termination.

     The Merger Agreement may, subject to applicable law, be amended, modified or supplemented at any time prior to the Effective Time by written consent of all of the parties thereto, provided, that any amendment, modification or supplement that is adverse to the holders of Shares (other than Shares held by Harcourt or any direct or indirect wholly-owned subsidiary of Harcourt), or any waiver of any obligation, covenant, agreement or condition, or the giving of any consent by the Company or its Board, shall require the consent of the Special Committee, which shall not be unreasonably withheld.

FEES AND EXPENSES

     The Merger Agreement provides that all costs and expenses will be borne by the party incurring them.

                            FINANCING OF THE MERGER

     It is estimated that the total amount of funds necessary for payment of the Merger Consideration and expenses related to the Merger will be approximately $42.5 million. Those funds are expected to be obtained by Harcourt from its cash resources as well as from the proceeds of borrowings from banks or other lending institutions.

     Estimated costs and fees in connection with the Merger, assuming completion of the Merger, are as follows:

        Legal Fees........................................................  $250,000
        Investment Banking Fees...........................................   350,000
        SEC Filing Fees...................................................     6,896
        Printing Costs....................................................     6,000
        Miscellaneous.....................................................    37,104
                                                                            --------
                  Total...................................................  $650,000

                       RIGHTS OF DISSENTING STOCKHOLDERS

     Under Section 262 of the DGCL ("Section 262"), any stockholder who does not consent to the Merger in writing and who delivers a demand for appraisal to the Company within 20 days of the date on which the Company mails to such stockholder notice of the approval of the Merger and the effective date thereof, and who has otherwise complied with the applicable requirements of Section 262, has the right to an appraisal of, and to receive cash payment for, the "fair value" of such stockholder's Shares at the Effective Time (excluding any element of value arising from the accomplishment or expectation of the Merger). THE COMPANY INTENDS TO MAIL NOTICE OF THE MERGER TO STOCKHOLDERS AS SOON AS PRACTICABLE FOLLOWING THE EFFECTIVE TIME. IN ORDER TO EXERCISE THE RIGHT TO SEEK APPRAISAL, A STOCKHOLDER MUST COMPLY WITH EACH OF THE PROCEDURAL REQUIREMENTS OF
SECTION 262, A SUMMARY OF WHICH AND THE TEXT OF WHICH ARE SET FORTH IN APPENDIX C HERETO. STOCKHOLDERS SHOULD READ SECTION 262 IN ITS ENTIRETY.

     The Merger Agreement provides that, notwithstanding anything in the Merger Agreement to the contrary, Dissenting Shares will not be converted into the right to receive the Merger Consideration, as provided in the applicable provisions of the Merger Agreement, unless and until the holder thereof fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any stockholder fails to perfect or withdraws or loses his or her right to appraisal, such Dissenting Shares will thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration to which such holder is entitled, without interest thereon. The Company has agreed in the Merger Agreement to give Harcourt prompt notice of any demands received by the Company for appraisal of Shares and Harcourt will have the right to participate in all negotiations and proceedings with respect to such demands. The Company will not, except with the prior written consent of Harcourt, make any payment with respect to, or settle or offer to settle, any such demands.

     The Delaware courts have found that in cases involving an alleged breach of fiduciary duties such as the duties of due care or loyalty in connection with a merger involving a controlling stockholder, stockholders opposed to the merger may pursue an action for relief, in addition to or in lieu of that available pursuant to Section 262, including "rescissory damages" designed to compensate for the value of the shares cashed-out in the merger calculated as of the date of judgment, or another date before judgment, rather than as of the date of the merger.

     In connection with the appraisal rights available to stockholders pursuant to Section 262, the Fair Value Agreement provides that Harcourt would not contest an assertion by stockholders that perfected their appraisal rights under
Section 262 in an appraisal proceeding that the "fair value" of the Company should not be less than it was as of May 30, 1997. For additional information concerning the Fair Value Agreement, see "Contracts, Arrangements or Understandings with Respect to Securities of the Company" and in particular, "-- The Fair Value Agreement".

                   CERTAIN INFORMATION REGARDING THE COMPANY,
                          HARCOURT, NEC AND MERGER SUB

THE COMPANY

     The Company is a Delaware corporation. Its principal business address is 4515 Seton Center Parkway, Suite 300, Austin, Texas 78759. The principal business of the Company is supplemental publishing.

SECURITIES OF THE COMPANY

     The securities which form the subject matter of the Schedule 13E-3 are the Shares. As of September 25, 1997, there were issued and outstanding 14,509,666 Shares (not including 272,000 Shares held in the treasury of the Company), and 1,225,634 Shares reserved for issuance in connection with the Company's stock option plans (of which options to purchase 682,875 Shares are outstanding). As of such date, there were 57 holders of record of Shares. Each Share is entitled to one vote on all matters subject to a vote by the holders of Shares.

PRICE RANGE OF THE SHARES; DIVIDENDS

     According to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the "1996 Annual Report"), the Shares are listed and traded on the NASDAQ NM under the symbol STEK. The following table sets forth, for the quarters indicated, the high and low market prices per Share and the average market price per Share, as reported by published financial sources.

                                                                  HIGH      LOW      AVERAGE
                                                                  -----     ----     -------
    Year Ended December 31, 1995:
      First Quarter.............................................  $3 3/4    $  5        5.78
      Second Quarter............................................  8 3/4     6 1/4       7.40
      Third Quarter.............................................  8 3/4     6 1/2       7.46
      Fourth Quarter............................................  8 1/4     6 3/4       7.13
    Year Ended December 31, 1996:
      First Quarter.............................................     10     7 3/8       8.58
      Second Quarter............................................  14 3/4    9 1/2      11.56
      Third Quarter.............................................  12 3/4    9 3/4      11.03
      Fourth Quarter............................................     12     10 1/2     11.20
    Year Ended December 31, 1997:
      First Quarter.............................................  12 1/8    10 7/8     11.36
      Second Quarter............................................  14 1/4    10 1/2     13.03
      Third Quarter.............................................  15 1/8    13 7/8     14.22

     According to the Company's 1996 Annual Report on Form 10-K, the Company historically has paid dividends to NEC from time to time with respect to its capital stock, although the Company states therein that it does not intend to pay any cash dividends with respect to the Shares in the foreseeable future. The Company has not paid any dividends for the last two years.

PURCHASES OF SHARES BY THE COMPANY

     The following table indicates, with respect to any purchases of Shares made by the Company or any affiliate of the Company since January 1, 1995, the purchaser and the amount of Shares purchased, the date of the transaction and the prices paid for such Shares.

                                                  AMOUNT OF
       PURCHASER         DATE OF TRANSACTION   SHARES PURCHASED                  PRICES PAID
-----------------------  -------------------   ----------------   -----------------------------------------
Company................  March 3, 1995              25,000        $6.00(1)
Leonard Jaffe..........  October 11, 1995            1,090        $0 (valued at $7.3375 as of issuance)(2)
Manuel Justiz..........  October 11, 1995            1,635        $0 (valued at $7.3375 as of issuance)(2)
Michael Klein..........  October 11, 1995            1,090        $0 (valued at $7.3375 as of issuance)(2)
Colin Lind.............  October 11, 1995            1,090        $0 (valued at $7.3375 as of issuance)(2)
Leonard Jaffe..........  May 17, 1996                  658        $0 (valued at $12.15 as of issuance)(2)
Manuel Justiz..........  May 17, 1996                  988        $0 (valued at $12.15 as of issuance)(2)
Michael Klein..........  May 17, 1996                  658        $0 (valued at $12.15 as of issuance)(2)
Colin Lind.............  May 17, 1996                  658        $0 (valued at $12.15 as of issuance)(2)
Michael Klein..........  October 31, 1996            1,500        $5.525(3)
Richard Blumenthal.....  February 24, 1997          15,000        $5.525(4)
Richard Blumenthal.....  February 24, 1997           2,500        $7.6875(4)
Company................  February 24, 1997          17,500        $11.125(5)

---------------
(1) Open market repurchase through a licensed broker.

(2) 1995 Director Fee Shares (annual retainer).

(3) Exercise of stock option; stock acquired on exercise sold same-day in the open market for $11.25 per share.

(4) Exercise of stock option; stock acquired on exercise sold same-day to the Company for $11.125 per share.

(5) Repurchase of Shares from Richard Blumenthal.

HARCOURT

     Harcourt is a Delaware corporation. Its principal business address is 27 Boylston Street, Chestnut Hill, Massachusetts 02167. The principal businesses of Harcourt are publishing and specialty retailing.

     The name, citizenship, business address, principal occupation or employment, and five-year employment history of each of the directors and executive officers of Harcourt, NEC and Merger Sub and certain other information are set forth in Exhibit D hereto.

     Harcourt currently beneficially owns 11,900,000 Shares (approximately 82%) of the 14,509,666 Shares represented by the Company as outstanding at September 22, 1997, all of which Shares were acquired by Harcourt as a result of the consummation of the NEC Offer and the NEC Merger. See "SPECIAL
FACTORS -- Background of the Merger."

     Except as set forth elsewhere in this Information Statement: (i) neither Harcourt, NEC nor Merger Sub nor, to the knowledge of Harcourt, any of the persons listed in Exhibit D hereto or any associate or majority-owned subsidiary of Harcourt, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) neither Harcourt, NEC nor Merger Sub nor, to the knowledge of Harcourt, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) neither Harcourt, NEC nor Merger Sub nor, to the knowledge of Harcourt, NEC, any of the persons listed in Exhibit D hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) since January 1, 1994, there have been no transactions which would require reporting under the rules and regulations of the Commission between Harcourt, NEC or Merger Sub or any of their respective subsidiaries or, to the knowledge of Harcourt, any of the persons listed in Exhibit D hereto, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and (v) since January 1, 1994, there have been no contacts, negotiations or transactions between Harcourt, NEC or Merger Sub, or any of their respective subsidiaries or, to the knowledge of Harcourt, any of the persons listed in Exhibit D hereto, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, of securities, an election of directors or a sale or other transfer of a material amount of assets.

NEC

     NEC is a Delaware corporation and a wholly-owned subsidiary of Harcourt. Its principal business address is c/o Harcourt General, Inc., 27 Boylston Street, Chestnut Hill, Massachusetts 02167. NEC is a global provider of interactive multimedia products and services for the education and training marketplace. NEC's business is conducted primarily through three operating entities: ICS Learning Systems, Inc., the Company and National Education Training Group, Inc.

MERGER SUB

     Merger Sub, a Delaware corporation and a direct wholly-owned subsidiary of NEC, was formed for the purpose of effecting the Merger and has not conducted any other business. Its principal business address is c/o Harcourt General, Inc., 27 Boylston Street, Chestnut Hill, Massachusetts 02167.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY, HARCOURT, NEC AND MERGER SUB

     Certain information concerning the directors and executive officers of the Company, Harcourt, NEC and Merger Sub is set forth in Appendix D to this Information Statement.

RECENT TRANSACTIONS IN SECURITIES OF THE COMPANY

     During the sixty days prior to this filing, there were no transfers of Shares effected by (i) directors of the Company, (ii) executive officers of the Company or (iii) persons who beneficially own more than five percent of the Shares.

                            SELECTED FINANCIAL DATA

     The following table presents historical income statement data and balance sheet data of the Company for the past two fiscal years and the latest interim periods and the corresponding interim periods of the preceding year. This data has been derived from the consolidated financial statements of the Company, which have been audited by Price Waterhouse LLP, independent public accountants. The information set forth below should be read in conjunction with the consolidated financial statements of the Company and the related notes thereto contained in the Company's Form 10-K for the appropriate year, as filed with the Commission.

                                                                                                                   YEAR ENDED
                QUARTER ENDED   QUARTER ENDED   QUARTER ENDED   QUARTER ENDED   QUARTER ENDED   QUARTER ENDED     DECEMBER 31,
                SEPTEMBER 30,   SEPTEMBER 30,     JUNE 30,        JUNE 30,        MARCH 31,       MARCH 31,     -----------------
                    1997            1996            1997            1996            1997            1996         1996      1995
                -------------   -------------   -------------   -------------   -------------   -------------   -------   -------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING
  RESULTS:
  Net
   revenues...     $26,888         $32,419         $23,014         $18,296         $15,818         $15,461      $85,505   $58,226
  Gross
    profit....      19,019          23,634          16,157          12,592          11,041          10,319       59,630    43,512
  Percentage
    of net
    sales.....          71%             73%             70%             69%             70%             67%          70%       75%
  Operating
    income
    (loss)....       1,848           7,192           3,355          (2,334)          1,337           1,035        7,616     9,499
  Net income
    (loss)....         962           4,346           1,866          (2,976)            690             797        3,170     6,847
  Ratio of
    earnings
    to fixed
    charges...         4.0            18.0             7.3             n/a             3.7             8.3          7.2      19.9
PER COMMON
  SHARE DATA:
  Net income
    (loss)....     $  0.07         $  0.30         $  0.13         $ (0.21)        $  0.05         $  0.06      $  0.22   $  0.48
  Book
    value.....        4.40            4.08            4.36            3.78            4.21            3.99         4.16      3.93
BALANCE SHEET
  DATA
  Total
    current
    assets....     $67,991         $58,343         $64,064         $53,436         $57,383         $54,306      $53,963   $50,774
  Long-term
    debt, less
    current
    portion...      17,782          10,204          17,907          12,063           9,742             943        6,731     2,904
  Total
 stockholders'
    equity....      63,880          58,515          63,144          54,133          60,986          57,117       59,684    56,294
  Net working
    capital...      50,672          40,265          48,495          37,942          40,100          39,629       35,510    41,073
  Current
    ratio.....         3.9             3.2             4.1             3.5             3.3             3.7          2.9       5.2

                         SECURITY OWNERSHIP OF CERTAIN
                BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY

PRINCIPAL STOCKHOLDERS

     The following table contains information, as of September 15, 1997, with regard to the beneficial ownership of Shares by each person who beneficially owns more than five percent and each of the directors and executive officers of the Company, Harcourt or NEC. All of such persons are citizens of the United States of America. Except as otherwise noted, the business address of all persons listed is 27 Boylston Street, Chestnut Hill, Massachusetts 02167.

                                                                                    AMOUNT
                                                                                  AND NATURE
          NAME OF INDIVIDUAL OR ENTITY                                          OF BENEFICIAL      PERCENT
         OR NUMBER OF PERSONS IN GROUP            POSITION WITH THE COMPANY      OWNERSHIP(1)      OF CLASS
------------------------------------------------  -------------------------     --------------     --------
National Education Corporation..................                N/A               11,900,000(2)        82%
Westport Asset Management, Inc..................                N/A                1,438,200(3)       9.9%
Leonard W. Jaffe(4).............................           Director                    6,748            *
  Larlen
  3100 West Warner, Suite 7
  Santa Ana, CA 92704
Manuel J. Justiz................................           Director                    5,488            *
  4806 Precipice Cove
  Austin, TX 78731
Michael R. Klein(4).............................           Director                    3,658            *
  Wilmer, Cutler & Pickering
  2445 M Street, N.W.
  Washington, D.C. 20037
N. Colin Lind(4)................................           Director                    6,248            *
  Richard C. Blum & Associates
  909 Montgomery Street, Suite 400
  San Francisco, CA 94133

---------------
 *  Less than 1%.

(1) The shares listed include shares subject to stock options currently exercisable as follows: Mr. Jaffe -- 4,500; Mr. Justiz -- 4,500; Mr. Klein -- 3,000; and Mr. Lind -- 4,500.

(2) As of December 31, 1996, NEC had sole voting and dispositive power over 11,900,000 Shares constituting approximately 82.1% of the total outstanding Shares. As of June 10, 1997, upon consummation of the Offer, Harcourt indirectly had sole voting and dispositive power over the Shares held by NEC.

(3) Based on a Form 13G dated February 13, 1997, and filed with the Commission, Westport Asset Management, Inc. ("Westport") reported sole voting and dispositive power over 10,000 Shares beneficially owned by officers and stockholders of Westport and shared voting and dispositive power over 1,428,200 Shares held in discretionary accounts managed by Westport. Westport disclaims beneficial ownership of Shares held by such officers and stockholders and disclaims the existence of a group. Westport's principal business address is 253 Riverside Avenue, Westport, Connecticut, 06880.

(4) Member of the Special Committee.

                 CONTRACTS, ARRANGEMENTS OR UNDERSTANDINGS WITH
                      RESPECT TO SECURITIES OF THE COMPANY

THE HARCOURT AGREEMENT

     Prior to acquiring control of the Company, Harcourt entered into the Harcourt Agreement, pursuant to which, among other things, Harcourt agreed that until June 4, 2000, it would not consummate any business combination (as defined in Section 203 of the DGCL) with the Company unless and until (i) the proposed business combination has been submitted by Harcourt in writing to the Board,
(ii) the Special Committee affirmatively recommends the approval of such business combination by the Board, finding that the terms thereof are fair to the stockholders of the Company other than NEC and Harcourt and (iii) the business combination is approved by a majority of the Board, including a majority of the Disinterested Directors.

     Pursuant to the Harcourt Agreement, Harcourt has the right, subject to complying with applicable requirements of the Commission, to cause a number of designees of Harcourt to be elected to the Board such that the Harcourt designees will constitute a majority of the entire Board; and prior to such time, to cause a number of designees of Harcourt to be elected such that they will constitute half of the entire Board.

     In order to effectuate the provisions of the Harcourt Agreement, until the consummation of the Merger (or if the Merger is not consummated, until June 4, 2000), Harcourt will, among other things, cause the Board to at all times have at least three Disinterested Directors and, subject to their willingness to serve, has invited the following outside directors (Messrs. Jaffe, Klein and Lind) to serve initially as Disinterested Directors and, as long as such individuals remain Disinterested Directors, to constitute a majority of the members of such Special Committee.

THE FAIR VALUE AGREEMENT

     Pursuant to the Fair Value Agreement, Harcourt agreed that it would not attempt to effectuate any transaction contemplated by the Harcourt Agreement pursuant to which Harcourt would acquire any Common Stock not now owned by it at a price less than the fair value of the Shares, as determined in accordance with
Section 262 of the DGCL, as of May 30, 1997. Additionally, pursuant to the Fair Value Agreement, Harcourt agreed that it would not contest an assertion by stockholders that perfected their appraisal rights under Section 262 of the DGCL in an appraisal proceeding that the "fair value" of the Company should not be less than it was as of May 30, 1997. For purposes of the Fair Value Agreement, the term "fair value" shall be defined as such term is used in Section 262(h) of the DGCL. In connection with the Fair Value Agreement, certain executive officers of Harcourt were elected to positions as executive officers of the Company.

                   CURRENT INFORMATION; NO PERIODIC REPORTING

     The Company is subject to certain of the informational requirements of the Exchange Act, and in accordance therewith, files reports and other documents and information with the Commission. Such reports and other documents and information, as well as the aforementioned Schedule 13E-3, are available for inspection and copying at the Commission and from the Company as described under "AVAILABLE INFORMATION."

     After the Effective Time, the Company will cease to file, and NEC will not be obligated to file, reports with the Commission.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of September 29, 1997 (the "Agreement"), by and among STECK-VAUGHN PUBLISHING CORPORATION, a Delaware corporation (the "Company"), HARCOURT GENERAL, INC., a Delaware corporation ("Harcourt"), NATIONAL EDUCATION CORPORATION, a Delaware corporation and a direct wholly-owned subsidiary of Harcourt ("NEC"), and SV ACQUISITION CORPORATION, a Delaware corporation and a direct wholly-owned subsidiary of NEC ("SVAC").

     WHEREAS, the Board of Directors of the Company, based upon the unanimous recommendation of a special committee of independent directors of the Company (the "Special Committee") has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined below), is fair to and in the best interests of the stockholders of the Company (other than Harcourt and any direct or indirect wholly-owned subsidiary of Harcourt) and
(ii) approved this Agreement and the transactions contemplated hereby; and

     WHEREAS, the Board of Directors of Harcourt, NEC and SVAC have each approved this Agreement and the merger (the "Merger") of SVAC with and into the Company in accordance with the General Corporation Law of the State of Delaware ("DGCL"), upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Harcourt, NEC, SVAC and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.1 The Merger. At the Effective Time (as defined in Section 1.3 hereof), and subject to the terms and conditions of this Agreement and the DGCL, SVAC shall be merged with and into the Company, the separate corporate existence of SVAC shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation").

     Section 1.2 Surviving Corporation; Effects of the Merger. At the Effective Time, the Surviving Corporation shall continue its corporate existence under the laws of the State of Delaware. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and SVAC shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and SVAC shall become the debts, liabilities and duties of the Surviving Corporation. The name of the Surviving Corporation shall continue to be "Steck-Vaughn Publishing Corporation."

     Section 1.3 Effective Time. As soon as practicable after the satisfaction or due waiver of the conditions set forth in Article V, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger, in lieu thereof, (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by and executed in accordance with the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as is specified in the Certificate of Merger) being the "Effective Time").

     Section 1.4 Certificate of Incorporation of the Surviving Corporation. At the Effective Time and without any further action on the part of the Company or SVAC, the text of the certificate of incorporation of the Company shall be amended, restated, and integrated to read in its entirety as set forth in Exhibit A hereto, and as so amended, restated, and integrated shall be the certificate of incorporation of the Surviving Corporation.

     Section 1.5 By-laws of the Surviving Corporation. At the Effective Time and without any further action on the part of the Company or SVAC, the By-laws of the Company shall be amended, restated, and integrated to read in their entirety as set forth in Exhibit B attached hereto and incorporated herein by this reference and as so amended, restated, and integrated shall be the By-laws of the Surviving Corporation.

     Section 1.6  Board of Directors and Officers of the Surviving
Corporation. At the Effective Time, the number of persons constituting the whole Board of Directors of the Surviving Corporation shall be three (3), and each person serving immediately prior to the Effective Time as a director of the Company shall be, and hereby is (effective immediately prior to the Effective
Time) removed from office, and each person serving immediately prior to the Effective Time as a director of SVAC shall become at the Effective Time a director of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and By-laws of the Surviving Corporation, until the next annual stockholders' meeting of the Surviving Corporation and until his successor shall be duly qualified or until his earlier death, resignation, removal, or disqualification. Each of the officers of the Company immediately prior to the Effective Time shall be and continue upon the Effective Time as an officer of the Surviving Corporation until his respective successor is duly elected or appointed and qualified or until his earlier death, resignation, removal, or disqualification.

     Section 1.7 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

          (a) Each share of common stock of the Company, par value $0.01 per share (each, a "Share" or, collectively, the "Shares"), that is issued and outstanding immediately prior to the Effective Time (other than Shares held of record by Harcourt, NEC, SVAC or any other direct or indirect wholly-owned subsidiary of Harcourt or of the Company and Dissenting Shares (as defined herein)), shall be converted into and represent the right to receive $14.75 in cash (the "Merger Consideration") payable to the holder thereof, without interest thereon, upon surrender to the Surviving Corporation of the certificate representing such Share.

          (b) Each Share held in the treasury of the Company immediately prior to the Effective Time and each Share issued and outstanding immediately prior to the Effective Time and held of record by Harcourt, NEC, SVAC or any other direct or indirect wholly-owned subsidiary of Harcourt or of the Company, shall be cancelled and retired without any conversion thereof and no payment or distribution or other consideration shall be made or payable with respect thereto. Each such Share, upon such cancellation and retirement at the Effective Time, shall have the status of an authorized but unissued share of the Common Stock of the Surviving Corporation (subject to the reduction of the number of authorized shares of stock of the Company effected in the Merger).

          (c) Each share of common stock, par value $.01 per share, of SVAC that is issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation. Each holder of a certificate or certificates that immediately prior to the Effective Time evidenced outstanding shares of SVAC common stock may, at such holder's option, surrender the same to the Surviving Corporation for cancellation, and each such holder shall be entitled to receive from the Surviving Corporation in exchange therefor a certificate or certificates representing the number of shares of the common stock of the Surviving Corporation into which such holder's shares of SVAC common stock shall have been converted, and each certificate that immediately prior to the Effective Time evidenced outstanding shares of SVAC common stock thereupon and thereafter shall, until surrendered, by virtue of the Merger and without any further action by such holder, evidence the number of shares of the common stock of the Surviving Corporation to which the holder thereof is entitled pursuant hereto.

     SECTION 1.8 Treatment of Outstanding Options. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, a committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that, immediately prior to the Effective Time, each Outstanding Option (as defined herein) then outstanding, whether or not then exercisable, shall be cancelled, and the holder thereof shall be entitled to receive at the Effective Time or as soon as practicable thereafter from the Surviving

Corporation in consideration for such cancellation an amount in cash equal to the product of (a) the number of Shares previously subject to such Outstanding Option and (b) the excess, if any, of $14.75 over the exercise price per Share previously subject to such Outstanding Option.

     SECTION 1.9  Dissenting Shares.  (a) Notwithstanding the provisions of
Section 1.7 or any other provision of this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held of record by stockholders who have the right to, and who properly perfect the right to, an appraisal of such Shares in accordance with Section 262 of the DGCL (or any successor provision) (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration at or after the Effective Time, unless and until the holder of such Dissenting Shares shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal and payment under the DGCL. If a holder of Dissenting Shares shall have so failed to perfect or shall have effectively withdrawn or lost such right to appraisal and payment, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall automatically be converted into and represent the right to receive the Merger Consideration, without any interest thereon, as provided in Section 1.7(a).

     (b) The Company or the Surviving Corporation, as the case may be, shall give Harcourt (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to Section 262 of the DGCL received by the Company or the Surviving Corporation, as the case may be, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Section 262 of the DGCL. The Company or the Surviving Corporation, as the case may be, will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Harcourt, settle or offer to settle any such demands.

     SECTION 1.10 Payment for Shares. (a) Prior to the Effective Time, Harcourt shall (i) designate a bank or trust company to act as agent for the holders of Shares (other than Shares subject to Section 1.7(b)) in connection with the Merger (the "Exchange Agent") to receive the Merger Consideration to which holders of such Shares may become entitled pursuant to Section 1.7(a) and
(ii) enter into a written agreement with the Exchange Agent requiring the Exchange Agent to perform its obligations under this Agreement. When and as needed, Harcourt will make available to the Exchange Agent sufficient funds to make all payments pursuant to Section 1.10(b). Out of such funds, the Exchange Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 1.7(a). Such funds shall not be used for any other purpose. The Exchange Agent may invest some or all of such funds as Harcourt directs, provided that all such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's Ratings Group, a division of McGraw-Hill Inc., or in certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $250,000,000 (collectively, "Permitted Investments") or in money market funds which are invested in Permitted Investments. Any net profit resulting from, or interest or income produced by, such investments, shall be payable to the Surviving Corporation or Harcourt, as Harcourt directs in its sole discretion. Harcourt or the Surviving Corporation shall replace any monies lost through any investment made pursuant to this paragraph (a) of this Section 1.10.

     (b) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record (other than Harcourt or any direct or indirect wholly-owned subsidiary of Harcourt or of the Company) of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding Shares (the "Certificates"), a letter of transmittal (the "Letter of Transmittal") for return to the Exchange Agent, and instructions for use in effecting the surrender of Certificates and receipt of the Merger Consideration for each of such holder's Shares. The Letter of Transmittal shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery to and receipt of such Certificate or Certificates by the Exchange Agent. The Exchange Agent, as soon as practicable following receipt of any such Certificate or Certificates, together with the Letter of Transmittal, duly executed, and any other items specified by the Letter of Transmittal, shall pay, by check or draft, to or upon the order of the holder of record of Certificates an amount, subject to reduction for any applicable back-up withholding or stock transfer taxes payable by such holder, equal to the product obtained by multiplying the number of Shares (other than Dissenting Shares) represented by the Certificate or Certificates so surrendered and the Merger Considera-tion. No interest will be paid or accrued on the Merger Consideration payable upon the surrender of a Certificate or Certificates.

     (c) Any portion of the funds made available to the Exchange Agent which remain unclaimed six months after the Effective Time shall be paid to Harcourt or to the Surviving Corporation upon demand. Any holders of Certificates who have not theretofore complied with Section 1.10(b) hereof shall thereafter look only to the Surviving Corporation for payment of their claim for the consideration set forth in Section 1.7 hereof, without any interest thereon, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under Delaware law.

     SECTION 1.11 No Further Rights or Transfers. At and after the Effective Time of the Merger, each holder of record of Shares that were issued and outstanding Shares immediately prior to the Effective Time shall cease to have any rights as a stockholder of the Company or the Surviving Corporation, except for the right to surrender his or her Certificate or Certificates in exchange for the Merger Consideration provided pursuant to Sections 1.7 and 1.10 hereof and/or to perfect his or her right to an appraisal of and receive payment thereupon for his or her Dissenting Shares pursuant to Section 262 of the DGCL and Section 1.9 hereof if such holder has validly exercised and perfected and not withdrawn or lost such appraisal rights, and no transfer of Shares that were issued and outstanding prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates formerly representing Shares other than Dissenting Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration set forth in Section 1.7 hereof.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Harcourt, NEC and SVAC that:

     SECTION 2.1 Corporate Organization. Each of the Company and each material subsidiary of the Company (each, a "Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with all requisite power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. The Company and each of the Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company or the Subsidiaries. As used herein, the term "Material Adverse Effect" means, with respect to any person or entity, any change or effect that would be materially adverse to the business, assets (whether tangible or intangible), financial condition, results of operations or business prospects of the person or entity taken as a whole or the ability of such person or entity to consummate the transaction contemplated hereby.

     SECTION 2.2 Authorization. The Company has the necessary corporate power and authority to enter into this Agreement. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Company's Board of Directors, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of this Agreement by the stockholders of the Company). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Harcourt, NEC and SVAC and the enforceability of this Agreement against each of them, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization, receivership, or other similar laws relating to, or affecting enforcement of, creditors' rights generally, and general principles of equity (regardless of whether considered and applied in a proceeding in equity or at law).

     SECTION 2.3 Capitalization of the Company. (a) The Company's entire authorized capital stock consists of 30,000,000 shares, of which 5,000,000 shares are classified as Preferred Stock, par value $0.01 per share, and 25,000,000 shares are classified as Common Stock. As of the date hereof, there are no shares of Preferred Stock issued and outstanding, 14,509,666 shares of Common Stock are issued and outstanding (not including 272,700 shares of Common Stock held in the Company's treasury) and 1,225,634 shares of Common Stock are reserved for issuance in connection with the Company's stock option plans (of which options to purchase 682,875 shares of Common Stock are outstanding (the "Outstanding Options")). Except as set forth above, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or any of the Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of the Company, (iii) no options, warrants or other rights to acquire from the Company or any of the Subsidiaries (including any rights issued or issuable under a shareholders rights plan or similar arrangement), and no obligations of the Company or any of the Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, (iv) no equity equivalents, interests in the ownership or earnings of the Company or any of the Subsidiaries or other similar rights (the shares of capital stock, options, warrants, rights, obligations, equity equivalents, and other securities listed in clauses (i) through (iv) referred to collectively as the "Corporation's Securities"), and (v) no outstanding obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any of the Corporation's Securities or to make any investment (by loan, capital contribution or otherwise) in any other entity.

     (b) All of the outstanding capital stock of, or other ownership interests in, each of the Subsidiaries, is owned by the Company, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. There are no securities of the Company or any of the Subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Company or any of the Subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any of the Subsidiaries. There are no outstanding contractual obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any Subsidiary.

     (c) All issued and outstanding shares of the capital stock of the Company and each of the Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, free of any preemptive rights. The Outstanding Options have been duly authorized and validly issued and are in full force and effect.

     SECTION 2.4 Certain Fees. With the exception of a fee payable to BZW, the investment banking division of Barclays Bank Plc ("BZW"), which has acted as financial advisor to the Special Committee in connection with the Merger, pursuant to a letter agreement which has been delivered to Harcourt, neither the Company nor any Subsidiary has employed any broker or finder or incurred any liability for any financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby.

     SECTION 2.5 The Harcourt Agreement. The conditions specified in Section 2(a) through (e) of the agreement dated May 30, 1997 (the "Harcourt Agreement"), by and between Harcourt and the Company, including but not limited to the appointment of a Special Committee and approval by a Special Committee of any Business Combination (as defined in the Harcourt Agreement) involving the Company, have been satisfied in their entirety.

     SECTION 2.6 Consents and Approvals; No Violations. (a) Except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and state securities and "blue sky" laws and (ii) the filing and recordation of the Certificate of Merger as required by the DGCL, no filing or registration with, no notice to and no permit from, and no authorization, consent or approval of any public or governmental body or authority or third party is necessary on behalf of, the Company for the consummation by the Company of the transactions contemplated by this Agreement

(other than approval of this Agreement by the stockholders of the Company), except where the failure to make such filing, registration or notice or to obtain such permit, authorization, consent or approval would not, in the aggregate, have a Material Adverse Effect.

     (b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws of the Company, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii) and (iii) violations, breaches, defaults or such rights which in the aggregate would not have a Material Adverse Effect.

     SECTION 2.7 Delaware Section 203. The Board of Directors of the Company has taken all appropriate and necessary action such that the provisions of
Section 203 of the DGCL will not apply to any of the transactions contemplated by this Agreement.

     SECTION 2.8 Opinion of Financial Advisor. The Company has received the opinion of BZW, the Special Committee's financial advisor, substantially to the effect that the Merger Consideration to be received in the Merger by the holders of record of Shares (other than Harcourt and any direct or indirect wholly-owned subsidiary of Harcourt) is fair to such stockholders from a financial point of view.

     SECTION 2.9 Board Recommendation. (A) At a meeting duly noticed, called and held on September 5, 1997, the Special Committee unanimously concluded that the terms of the Merger are fair to the holders of record of the Shares (other than Shares which are held of record by Harcourt or the Company or any direct or indirect wholly-owned subsidiary of Harcourt or of the Company), subject to the finalization of a definitive merger agreement; (B) at a meeting duly noticed, called and held on September 25, 1997, the Special Committee unanimously concluded that the terms of the Merger and this Agreement are fair to the holders of record of the Shares (other than shares which are held of record by Harcourt or the Company or any direct or indirect wholly-owned subsidiary of Harcourt or of the Company) and has recommended that the Board of Directors of the Company adopt and approve this Agreement; and (C) in light of such recommendation, the Board of Directors of the Company concluded, by means of a unanimous written consent dated as of September 25, 1997, that the Merger is fair to, and in the best interest of, the Company and the holders of record of the Shares (other than Shares which are held by Harcourt or the Company or any direct or indirect wholly-owned subsidiary of Harcourt or of the Company) and approved and adopted this Agreement.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF HARCOURT,
                                  NEC AND SVAC

     Harcourt, NEC and SVAC hereby represent and warrant to the Company that:

     SECTION 3.1 Corporate Organization. Each of Harcourt, NEC and SVAC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and each has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing would not have a Material Adverse Effect on Harcourt, NEC or SVAC.

     SECTION 3.2 Authorization. (a) Each of Harcourt, NEC and SVAC has the necessary corporate power and authority to enter into this Agreement and to carry out their respective obligations hereunder. The execution and delivery of this Agreement by each of Harcourt, NEC and SVAC, the performance by each of

Harcourt, NEC and SVAC of their respective obligations hereunder and the consummation by each of Harcourt, NEC and SVAC of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Harcourt, NEC and SVAC, and no other corporate proceeding on the part of Harcourt, NEC or SVAC is necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of this Agreement by NEC as the sole stockholder of SVAC which approval NEC hereby agrees it shall provide). This Agreement has been duly and validly executed and delivered by each of Harcourt, NEC and SVAC and, assuming the due authorization, execution and delivery hereof by the Company, is a legal, valid and binding obligation of each of Harcourt, NEC and SVAC, enforceable against each of Harcourt, NEC and SVAC in accordance with its terms.

     SECTION 3.3 No Prior Activities of SVAC. SVAC has not incurred, directly or indirectly, any liabilities or obligations, except those incurred in connection with its incorporation and capitalization or with the negotiation of this Agreement and the consummation of the transactions contemplated hereby. SVAC has not engaged, directly or indirectly, in any business or activity of any type or kind, or entered into any agreement or arrangement with any person or entity, or is subject to or bound by any material liability, obligation or undertaking, that is not contemplated by or in connection with its incorporation and capitalization or this Agreement and the transactions contemplated hereby.

     SECTION 3.4 Consents and Approvals; No Violations. (a) Except for (i) applicable requirements of the Exchange Act, state securities or "blue sky" laws, and (ii) the filing and recordation of the Certificate of Merger as required by the DGCL, no filing or registration with, no notice to or permit from, and no authorization, consent or approval of any public or governmental body or authority or third party is necessary on behalf of Harcourt, NEC or SVAC for the consummation by Harcourt, NEC or SVAC of the transactions contemplated by this Agreement, except where the failure to make such filing, registration or notice or to obtain such permit, authorization, consent or approval would not have a Material Adverse Effect on Harcourt, NEC or SVAC.

     (b) Neither the execution and delivery of this Agreement by Harcourt, NEC and SVAC nor the consummation by Harcourt, NEC and SVAC of the transactions contemplated hereby nor compliance by Harcourt, NEC and SVAC with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws of Harcourt, NEC or SVAC, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Harcourt, NEC or SVAC is a party or by which any of them or any of their properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Harcourt, NEC or SVAC or any of their properties or assets, excluding from the foregoing clauses (ii) and (iii) violations, breaches, defaults or such rights which in the aggregate would not have a Material Adverse Effect on Harcourt, NEC or SVAC.

                                   ARTICLE IV

                                   COVENANTS

     SECTION 4.1 Conduct of Business of the Company. Except as expressly contemplated by this Agreement or as consented to by Harcourt, during the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries will each conduct their respective operations only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary and usual course of business and consistent with past practice, and each of the Company and the Subsidiaries will use its reasonable best efforts in the ordinary course of business consistent with past practice to preserve intact its business organization, assets, prospects and advantageous business relationships, to keep available the services of its officers and employees and to maintain satisfactory relationships with customers, suppliers, contractors, distributors, licensors, licensees and others having business relationships with it.

     SECTION 4.2 Access to Information. Between the date of this Agreement and the Effective Time, subject to customary confidentiality agreements if requested, the Company will give Harcourt, NEC and SVAC, and their authorized representatives, reasonable access to all personnel, plants, offices, warehouses and other facilities and to all books and records of the Company and the Subsidiaries and will permit Harcourt, NEC and SVAC to make such inspections as they may reasonably request and will cause its officers and those of the Subsidiaries to furnish Harcourt, NEC and SVAC with such financial and operating data and other information with respect to the business and properties of the Company and the Subsidiaries as Harcourt, NEC and SVAC may from time to time reasonably request.

     SECTION 4.3 Reasonable Best Efforts. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and shall use its reasonable best efforts to obtain all waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties or governmental or public bodies or authorities which are necessary or reasonably appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, filings to the extent required under the Exchange Act. In addition, Harcourt, NEC, SVAC and the Company shall timely file with the Securities and Exchange Commission (the "Commission") a Schedule 13E-3 (the "Schedule 13E-3") with respect to the Merger and disseminate to stockholders such information as is required by Rule 13e-3 under the Exchange Act and as is required in an information statement under Regulation 14C under the Exchange Act (the "Information Statement"). None of the information supplied by Harcourt, NEC and SVAC, on the one hand, or the Company on the other hand, for inclusion in the Schedule 13E-3 or Information Statement, in any information disseminated to stockholders or in any amendments or supplements thereto, will, at the respective times such Schedules 13E-3, Information Statement or amendments are filed with the Commission or such information is mailed to stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they were made, not misleading. The Schedule 13E-3 and Information Statement will comply as to form in all material respects with all applicable provisions of the Exchange Act. Harcourt, NEC, SVAC and the Company shall promptly correct any information in the Schedule 13E-3 or Information Statement that shall have become false or misleading and take all steps necessary to cause the Schedule 13E-3 and Information Statement as so corrected to be filed with the Commission, as and to the extent required by applicable law. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of each of the parties hereto shall take such action.

     (b) Harcourt, NEC and SVAC hereby agree to cause their respective affiliates who are directors, officers, stockholders and/or employees of the Company to use their best efforts (to the extent reasonably within their power or ability) to cause the Company to honor the representations, warranties, covenants and agreements made by the Company in this Agreement and to take such actions necessary in furtherance, and not in contravention, of such representations, warranties, covenants and agreements.

     SECTION 4.4 Public Announcements. Harcourt, NEC, SVAC, and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

     SECTION 4.5 Action by Written Consent. Harcourt has advised the Company that NEC has committed to vote, or has agreed to cause to be voted, Shares representing a majority of the outstanding Shares in favor of the Merger; and that it is the desire of Harcourt that such action be taken by written consent in lieu of a meeting of stockholders. The Company hereby agrees that, pursuant to its Certificate of Incorporation and the provisions of the DGCL, the Merger may be approved by means of a written consent in lieu of a meeting of stockholders.

     SECTION 4.6 Indemnification. (a) The Company shall and Harcourt shall cause the Surviving Corporation to, from and after the Effective Time, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of the Company or any of the Subsidiaries or a member of the Special Committee (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including, without limitation, reasonable attorneys' and other professionals' fees), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal, administrative, or otherwise) based in whole or in part on or arising in whole or in part out of or pertaining to the fact that such person is or was a director or officer of the Company or any of the Subsidiaries or a member of the Special Committee or is or was serving at the request of the Company or any Subsidiary as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (within the meaning of DGCL Section 145(i)), whether pertaining to any matter existing or occurring prior to, at or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time ("Indemnified Liabilities") including, without limitation, all losses, claims, damages, costs, expenses (including, without limitation, reasonable attorneys' and other professionals' fees), liabilities, judgments, or amounts paid in settlement based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or any of the transactions contemplated hereby, in each case to the full extent a corporation is permitted under the DGCL to indemnify its own directors and officers. The Company or the Surviving Corporation, as the case may be, will pay expenses (including, without limitation, reasonable attorneys' and other professionals' fees) in advance of the final disposition of any such action, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law upon receipt of any undertaking to repay required by Section 145(e) of the DGCL. Without limiting the foregoing, in the event of any such claim, action, suit, proceeding or investigation (whether arising before, at, or after the Effective Time), (i) Harcourt or the Surviving Corporation shall have the right to assume the defense thereof and Harcourt shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Harcourt or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between Harcourt or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Harcourt or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Harcourt shall be obligated pursuant to this paragraph (a) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless there are, under applicable standards of professional conduct (as reasonably determined by counsel to the Indemnified Parties), separate and distinct interests or legal positions of any two or more Indemnified Parties, in which event such additional counsel as may be reasonably required by reason of such separate or distinct interests or legal positions may be retained by the Indemnified Parties, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Harcourt shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld; and provided, further, that Harcourt shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 4.6, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Company or the Surviving Corporation (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 4.6 except to the extent such failure materially prejudices such party), and shall deliver to the Company (or, after the Effective Time, the Surviving Corporation) any undertaking to repay required by the DGCL.

     (b) For a period of five years after the Effective Time, Harcourt shall cause the Surviving Corporation to use reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has heretofore been delivered to Harcourt, NEC or SVAC) on terms and in an amount comparable to those now applicable to directors and officers of the Company; provided, however, that in no event shall the Surviving Corporation be required to expend in any year in excess of 175% of the current premium being paid by the Company for such coverage.

     (c) In the event that the Surviving Corporation or any of its respective successors and assigns consolidates with or merges or converts into any other person, entity, or association and shall not be the continuing or surviving corporation, entity, or association of such consolidation or merger or conversion or transfers and conveys all or substantially all of its property and assets to any person, then, and in each case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 4.6.

     (d) The provisions of this Section 4.6 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives, and may not be amended, altered or repealed without the written consent of any affected Indemnified Party.

                                   ARTICLE V

                            CONDITIONS TO THE MERGER

     SECTION 5.1  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to this Agreement to consummate the Merger shall be subject to the following conditions, which may not be waived:

          (a) This Agreement and the Merger shall have been approved and adopted by the requisite vote (which may be effected by written consent in lieu of a meeting) of the stockholders of the Company required by the Company's Restated Certificate of Incorporation and the DGCL.

          (b) This Agreement and the Merger shall have been approved and adopted by the requisite vote (which may be effected by written consent in lieu of a meeting) of the stockholders of SVAC required by SVAC's certificate of incorporation and the DGCL.

          (c) There shall not be outstanding any order, statute, rule, regulation, executive order, stay, decree, judgment, or injunction which shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which restrains or prohibits the consummation of the Merger.

          (d) The terms and conditions of the Harcourt Agreement required to be satisfied in order to consummate the Merger shall have been satisfied by each of the parties thereto.

     SECTION 5.2 Conditions to the Obligation of Harcourt, NEC and SVAC to Effect the Merger. The obligations of Harcourt, NEC and SVAC to effect the Merger shall be further subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which may be waived by Harcourt on behalf of itself, NEC, and SVAC:

          (a) The Company shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it at or prior to the Effective Time.

          (b) The representations and warranties of the Company contained in this Agreement that are qualified as to materiality shall be true and correct, and the representation and warranties that are not so qualified shall be true and correct in all material respects, in each case when made and at and as of the Effective Time.

     SECTION 5.3 Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger shall be further subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which may be waived by the Company:

          (a) Harcourt, NEC and SVAC each shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by them at or prior to the Effective Time.

          (b) The representations and warranties of Harcourt, NEC and SVAC contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case when made and at and as of the Effective Time.

          (c) The Special Committee shall not have modified or rescinded its recommendation with respect to the Merger as a result of the withdrawal or material qualification, on or prior to the Effective Time, of the fairness opinion delivered by BZW to the Special Committee on the date hereof.

          (d) No event shall have occurred nor circumstance exist which creates a reasonable doubt on the ability of Harcourt to pay monies to the Exchange Agent as required under Section 1.10 of this Agreement.

                                   ARTICLE VI

                          TERMINATION AND ABANDONMENT

     SECTION 6.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the Company and SVAC:

          (a) By mutual consent of the Boards of Directors of Harcourt and the Company.

          (b) By either Harcourt or the Company:

             (i) if the Effective Time shall not have occurred by January 31, 1998; or

             (ii) if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement which order is not subject to appeal.

          (c) By either Harcourt or the Company if the Special Committee shall have modified or rescinded its recommendation with respect to the Merger as contemplated by Section 5.3(c) hereof.

     SECTION 6.2 Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the Merger by the Company or Harcourt or both pursuant to Section 6.1 hereof, written notice thereof shall forthwith be given to the other and this Agreement shall terminate and the Merger shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein no party hereto shall have any liability or further obligation to any other party to this Agreement except that the provisions of this Section 6.2 and Sections 4.6 and 7.5 hereof shall remain in full force and effect.

                                  ARTICLE VII

                            MISCELLANEOUS PROVISIONS

     SECTION 7.1 Survival of Representations, Warranties, Covenants and Agreements. The respective representations, warranties, covenants and agreements of the parties hereto, other than those contained in Sections 1.7, 1.9, 1.10, 1.11 and 4.6 hereof and this Article VII shall not survive the Effective Time.

     SECTION 7.2 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Harcourt, NEC, SVAC and the Company at any time prior to the Effective Time with respect to any of the terms contained herein. Notwithstanding the foregoing, any amendment or modification of, or supplement to, this Agreement that is adverse to the holders of the Shares (other than Shares which are held by Harcourt or the Company or any direct or indirect wholly-owned subsidiary of Harcourt or the Company) shall require the consent of the Special Committee.

     SECTION 7.3 Waiver of Compliance; Consents. Any failure of Harcourt, NEC or SVAC, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition (except for as provided in Section 5.1) herein may be waived in writing by the Company or Harcourt, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure; provided, however, that the waiver of any obligation, covenant, agreement or condition herein, or the giving of any consent or the exercise of any material right hereunder, by the Company or its Board of Directors shall require the consent of the Special Committee. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 7.3.

     SECTION 7.4 Validity of Provisions; Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     SECTION 7.5 Fees and Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     SECTION 7.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as provided in
Section 4.6, nothing in this Agreement, express or implied, is intended to confer upon any other person or entity other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 7.7 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further reasonable action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each corporation which is a party to this Agreement shall take all such reasonable necessary action and the officers and directors of the Surviving Corporation, upon and after the Effective Time, are and shall be fully authorized, in the name and on behalf of SVAC, to do and take and cause to be done and taken any and all such action.

     SECTION 7.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by messenger, by a nationally recognized overnight delivery company or by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Harcourt, NEC or SVAC:

       Harcourt General, Inc.
       27 Boylston Street
       Chestnut Hill, Massachusetts 02167

       Attention: Eric P. Geller, Esq.

       with a copy to:

       Simpson Thacher & Bartlett
       425 Lexington Venue
       New York, New York 10017

       Attention: Robert L. Friedman, Esq.

     (b) if to the Special Committee:

         Michael R. Klein, Esq.
        Chair, Special Committee of
        Disinterested Directors of
        Steck-Vaughn
        Publishing Corporation

        c/o Wilmer, Cutler & Pickering
        2445 M Street, N.W.
        Washington, D.C. 20037-1420

        with a copy to:

        Morris, James, Hitchens & Williams
        222 Delaware Avenue
        P.O. Box 2306
        Wilmington, Delaware 19801

        Attention: Lewis H. Lazarus, Esq.

     SECTION 7.9 Governing Law; Jurisdiction. Regardless of the place of execution of this Agreement, the domicile or residence of any party hereto, the location of the principal executive office of any party hereto, or any other fact or circumstance, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to conflicts of laws principles). EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURTS LOCATED IN THE STATE OF DELAWARE IN ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURTS (AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS PARAGRAPH AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SUCH COURTS OR IN THE STATE OF DELAWARE OTHER THAN FOR SUCH PURPOSE. THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY SUCH ACTION, SUIT OR PROCEEDING.

     SECTION 7.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     SECTION 7.11 Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 7.12 Entire Agreement. This Agreement, including any exhibits hereto and the documents and instruments referred to herein, and except as contemplated hereby, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements and understandings between the parties with respect to such subject matter. There are no agreements, restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein.

     SECTION 7.13 Certificates of Secretaries or Assistant Secretaries. The certificates of the respective Secretaries or Assistant Secretaries of the Company and SVAC under DGCL Section 251(c) shall be attached hereto, shall be incorporated herein by this reference, and shall be considered on and part of this Agreement.

     SECTION 7.14 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to this Agreement to perform the provisions in accordance with their specific terms or other breach of such provisions, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties to this Agreement for which damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents and agrees to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of any party's obligations, including an injunction to prevent breaches, and to the granting by any such court of the remedy of specific performance of the terms and conditions hereof.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its duly authorized officers, all as of the day and year first above written.

                                          STECK-VAUGHN PUBLISHING CORPORATION

                                          By: /s/ ERIC P. GELLER
                                            ------------------------------------
                                            Name: Eric P. Geller
                                             Title: Senior Vice President,
                                                    General Counsel
                                               and Secretary

                                          HARCOURT GENERAL, INC.

                                          By: /s/ ERIC P. GELLER
                                            ------------------------------------
                                            Name: Eric P. Geller
                                            Title: Senior Vice President and
                                              General Counsel

                                          NATIONAL EDUCATION CORPORATION

                                          By: /s/ ERIC P. GELLER
                                            ------------------------------------
                                            Name: Eric P. Geller
                                            Title: Vice President and Secretary

                                          SV ACQUISITION CORPORATION

                                          By: /s/ ERIC P. GELLER
                                            ------------------------------------
                                            Name: Eric P. Geller
                                            Title: Vice President

                                                                      APPENDIX B

December 8, 1997

Committee of Disinterested Directors of the Board of Directors
  Steck-Vaughn Publishing Corporation
  4515 Seton Center Parkway, Suite 300
  Austin, TX 78759-8365

Gentlemen:

     You have requested us to provide our opinion with respect to the fairness, from a financial point of view and as of the date hereof, of the consideration to be received by holders of common stock, $.01 par value ("SVPC Common Stock"), of Steck-Vaughn Publishing Corporation ("SVPC"), other than Harcourt General, Inc. ("Harcourt"), National Education Corporation, a wholly-owned subsidiary of Harcourt ("NEC"), and SV Acquisition Corporation, a wholly-owned subsidiary of NEC ("SVAC"), pursuant to the Agreement and Plan of Merger, dated as of September 29, 1997, by and among SVPC, Harcourt, NEC and SVAC (the "Agreement").

     The Agreement provides for the merger of SVAC with and into SVPC (the "Merger"). In the Merger, each outstanding share of SVPC's Common Stock, other than shares owned by Harcourt, NEC, SVAC or any other direct or indirect wholly-owned subsidiary of Harcourt or of SVPC, will be converted into the right to receive $14.75 in cash, without interest (the "Merger Consideration"). The terms of the Merger are described in greater detail in the Information Statement of SVPC (the "Information Statement").

     For purposes of this opinion we have: (i) reviewed financial information with respect to SVPC furnished to us by SVPC, including certain internal financial analyses and forecasts prepared by the management of SVPC; (ii) reviewed publicly available information regarding SVPC; (iii) held discussions with the senior management of SVPC and Harcourt concerning the business, past and current business operations, financial condition and future prospects of SVPC; (iv) reviewed the stock price and trading history of SVPC; (v) reviewed the valuations of publicly traded companies which we deemed comparable to SVPC and compared the financial terms of the Merger with such valuations; (vi) compared the financial terms of the Merger with other transactions which we deemed relevant; (vii) prepared a discounted cash flow analysis with respect to SVPC; (viii) reviewed the Agreement and a draft version of the Information Statement; and (ix) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

     In connection with our opinion, we have not, however, independently verified any of the foregoing information and have relied on all such information being complete and accurate in all material respects. Furthermore, we did not obtain, or assume any responsibility for obtaining, any independent appraisal of the properties or assets and liabilities of SVPC. With respect to the financial and operating forecasts of SVPC which we have reviewed, we have assumed that such forecasts have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments of SVPC's management, and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the management of SVPC. This opinion is necessarily based upon market, economic, and other conditions that exist and can be evaluated as of the date of this letter, and on information available to us as of the date hereof.

     BZW has provided certain investment banking and corporate banking services to NEC from time to time, including the acquisition of NEC by Harcourt, and has received fees for those services. Furthermore, BZW has acted as financial advisor to the Committee of Disinterested Directors of the Board of Directors of SVPC in connection with the Merger, and is entitled to receive fees in that regard.

     Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of SVPC Common Stock, other than Harcourt, NEC and SVAC from a financial point of view.

                                          Very truly yours,

                                          BZW
                                          A division of Barclays Bank PLC

                                          By: /s/ RICHARD J. ADUBATO
                                            ------------------------------------
                                            Richard J. Adubato
                                            Director

                                                                      APPENDIX C

                          SUMMARY OF APPRAISAL RIGHTS

     Terms used herein without definition shall have the meanings assigned thereto in the Information Statement.

     Stockholders are entitled to appraisal rights under Section 262 of the DGCL ("Section 262"). Section 262 is reprinted in its entirety following this summary in Appendix C. A person having a beneficial interest in Shares that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

     The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262. This discussion and Section 262 should be reviewed carefully by any stockholder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, since failure to comply with the procedures set forth herein or therein will result in the loss of appraisal rights. Stockholders of record who desire to exercise their appraisal rights must satisfy all of the following conditions. Stockholders cannot have consented in writing to the Merger.

     A written demand for appraisal of such stockholder's Shares must be delivered to the Company at the address set forth below within 20 days of the date on which the Company mails notice to such stockholder of the approval of the Merger and the effective date of the Merger. The Company intends to mail notice of the Merger to stockholders as soon as practicable following the Effective Time. The demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the Certificate or Certificates representing such stockholder's Shares. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, such demand must be executed by the fiduciary. If the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all record owners. An authorized agent, including an agent for two or more record owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

     A record owner, such as a broker, who holds Shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial owners of Shares as to which such person is the record owner. In such cases the written demand for appraisal must set forth the number of Shares covered by such demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct their record owners to comply strictly with the statutory requirements with respect to the exercise of appraisal rights.

     A Stockholder who elects to exercise appraisal rights must mail or deliver his or her written demand to:

        Steck-Vaughn Publishing Corporation
        c/o Harcourt General, Inc.
        27 Boylston Street
        Chestnut Hill, Massachusetts 02167
        Attention: General Counsel

     The written demand for appraisal must specify the stockholder's name and mailing address, the number of Shares owned, and that the stockholder is thereby demanding appraisal of his or her Shares.

     Within 120 days after the date on which the Merger becomes effective (the "Merger Date") any stockholder who has complied with the required conditions of
Section 262 may file a petition in the Delaware Court of Chancery (the "Delaware Chancery Court") demanding a determination of the fair value of the Shares of all stockholders who have so complied with such conditions. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine which stockholders are entitled to appraisal rights and will appraise the Shares owned by such stockholders, determining the fair value of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Chancery Court is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., decided February 1, 1983, the Delaware Supreme Court, in discussing the considerations that could be taken into account in determining fair value in an appraisal proceeding, stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Weinberger, the Delaware Supreme Court construed
Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation may be considered."

     Within 120 days after the Merger Date, any stockholder who has complied with the requirements for exercise of appraisal rights as discussed above and stated in Section 262 is entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of Shares not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such Shares. Such statement must be mailed within 10 days after the written request therefor has been received by the Company or, if later, within 10 days after the expiration of the period for delivery to the Company of appraisal demands.

     STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD HAVE IN MIND THAT THE FAIR VALUE OF THEIR SHARES DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE CONSIDERATION THEY ARE TO RECEIVE PURSUANT TO THE MERGER IF THEY DO NOT SEEK APPRAISAL OF THEIR SHARES. STOCKHOLDERS PURSUING DISSENTERS' RIGHTS WILL NOT RECEIVE ANY PAYMENT FOR THEIR SHARES UNTIL CONCLUSION OR SETTLEMENT OF THE APPLICABLE COURT PROCEEDINGS BUT WOULD RECEIVE INTEREST THEREON AT THE TIME OF JUDGMENT. The cost of the appraisal proceeding may be determined by the Delaware Chancery Court and assessed against such parties as the Delaware Chancery Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Chancery Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal.

     Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the Merger Date, be entitled to vote for any purpose the Shares subject to such demand or to receive any dividends or other distributions on such Shares, except for any dividends or distributions payable to stockholders of record at a date prior to the Merger Date.

     At any time within 60 days after the Merger Date, any stockholder will have the right to withdraw his or her demand for appraisal and to accept the terms offered pursuant to the Merger; after this period, the stockholder may withdraw such stockholder's demand for appraisal only with the consent of the Company as the Surviving Corporation. If no petition for appraisal is filed with the Delaware Chancery Court within 120 days after the Merger Date by any stockholder who has demanded appraisal, such stockholder's rights to appraisal will cease, and such stockholder will be entitled to receive the Merger Consideration. Inasmuch as the Company has no obligation to file such a petition, and has no present intention to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Chancery Court demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just.

                     SECTION 262 OF THE GENERAL CORPORATION
                          LAW OF THE STATE OF DELAWARE

SEC.262.  APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251
(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depositary receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consultation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register of Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effect date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX D

       CERTAIN INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS OF
                   THE COMPANY, HARCOURT, NEC AND MERGER SUB

Terms used herein without definition shall have the meanings assigned thereto in the Information Statement.

    DIRECTORS AND EXECUTIVE OFFICERS OF STECK-VAUGHN PUBLISHING CORPORATION

     The table below identifies the current directors and executive officers of the Company, along with their offices, positions and ages. All such persons are citizens of the United States of America.

                  NAME                       AGE                OFFICE AND POSITION
-----------------------------------------    ---     -----------------------------------------
Leonard W. Jaffe.........................    78      Director
Manuel J. Justiz.........................    48      Director
Michael R. Klein.........................    55      Director
N. Colin Lind............................    41      Director
Richard A. Smith.........................    73      Director, Chairman of the Board and Chief
                                                     Executive Officer
Brian J. Knez............................    40      Director, President
Robert A. Smith..........................    38      Director
John R. Cook.............................    56      Director, Senior Vice President & Chief
                                                     Financial
                                                     Officer
Eric P. Geller...........................    50      Senior Vice President, General Counsel
                                                     and
Peter Farwell............................    54      Secretary Vice President -- Corporate
                                                     Relations
James P. Levy............................    57      Vice President and Chief Operating
                                                     Officer
Paul F. Gibbons..........................    46      Vice President and Treasurer
Gerald T. Hughes.........................    41      Vice President -- Human Resources
Michael Panutich.........................    49      Vice President -- General Auditor
Stephen C. Richards......................    42      Vice President and Controller

    DIRECTORS AND EXECUTIVE OFFICERS OF STECK-VAUGHN PUBLISHING CORPORATION

     The name, business address, present principal occupation or employment and material occupations, positions, offices or employments during the last five years of each director and executive officer of the Company and certain other information are set forth below. Unless otherwise indicated, the business address of each such director and executive officer is c/o Harcourt General, Inc., 27 Boylston Street, Chestnut Hill, Massachusetts 02167. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with the Company. Biographical information regarding Messrs. Richard
A. Smith, Brian J. Knez, Robert A. Smith, and John R. Cook, all of whom are directors and/or executive officers of the Company, and Eric P. Geller, James P. Levy, Peter Farwell, Paul F. Gibbons, Gerald T. Hughes, Michael Panutich, and Stephen C. Richards, all of whom are executive officers of the Company, is included under the subcaption "Directors and Executive Officers of Harcourt General, Inc." in this Appendix D. All directors and executive officers listed below are citizens of the United States. To the extent known by the Company, no executive officer, director or affiliate of the Company currently intends to tender or sell Shares owned or held by such person.

             NAME                                         POSITION
------------------------------  -------------------------------------------------------------
Leonard W. Jaffe..............  Disinterested Director; Private investor and consultant, Vice
                                Chairman of the Board of NEC from July 1989 to June 1997.
                                  Director of NEC from 1976 to June 1997.
Manuel J. Justiz..............  Disinterested Director; Dean of the College of Education,
                                University of Texas at Austin, since 1990. Director of the
                                  National Institute of Education, Washington, D.C. from 1982 to 1985. Director of Wackenhut Corrections Corporation.
Michael R. Klein..............  Disinterested Director; Partner, Wilmer, Cutler & Pickering
                                law firm since 1974. Director of NEC from May 1991 to June
                                  1997 and Perini Corporation since January 1997. Chairman of
                                  Realty Information Group, Inc. since 1987.
N. Colin Lind.................  Disinterested Director; Managing Director of Richard C. Blum
                                & Associates, L.P. since 1986.

           DIRECTORS AND EXECUTIVE OFFICERS OF HARCOURT GENERAL, INC.

     The table below identifies the current directors and executive officers of Harcourt, along with their offices, positions and ages. All such persons are citizens of the United States of America.

NAME                              AGE                        OFFICE AND POSITION
--------------------------------  ---   -------------------------------------------------------------
Richard A. Smith................  73    Director, Chairman of the Board, and Chief Executive Officer
Brian J. Knez...................  40    Director, President and Co-Chief Operating Officer
Robert A. Smith.................  38    Director, President and Co-Chief Operating Officer
John R. Cook....................  56    Senior Vice President and Chief Financial Officer
Eric P. Geller..................  50    Senior Vice President, General Counsel and Secretary
Peter Farwell...................  54    Vice President -- Corporate Relations
Paul F. Gibbons.................  46    Vice President and Treasurer
Michael F. Panutich.............  49    Vice President -- General Auditor
Gerald T. Hughes................  41    Vice President -- Human Resources
Catherine N. Janowski...........  35    Vice President and Controller
William F. Connell..............  59    Director
Gary L. Countryman..............  58    Director
Jack M. Greenberg...............  55    Director
Jeffrey R. Lurie................  46    Director
Lynn Morley Martin..............  58    Director
Maurice Segall..................  68    Director
Paula Stern.....................  52    Director
Hugo Uyterhoeven................  66    Director
Clifton R. Wharton, Jr..........  71    Director

           DIRECTORS AND EXECUTIVE OFFICERS OF HARCOURT GENERAL INC.

     The name, business address, present principal occupation or employment and material occupations, positions, offices or employments during the last five years of each director and executive officer of Harcourt and certain other information are set forth below. Unless otherwise indicated, the business address of each such director and executive officer is 27 Boylston Street, Chestnut Hill, Massachusetts 02167. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Harcourt. All directors and executive officers listed below are citizens of the United States.

NAME                                                      POSITION
------------------------------  -------------------------------------------------------------
William F. Connell............  Director since 1992; Chairman and Chief Executive Officer of
                                Connell Limited Partnership; Director of Boston Edison
                                  Company, BankBoston Corporation and its principal
                                  subsidiary, BankBoston, N.A., LCI International, Inc. and
                                  North American Mortgage Company.
Gary L. Countryman............  Director since 1996; Chairman and Chief Executive Officer of
                                Liberty Mutual Insurance Company and Liberty Mutual Fire
                                  Insurance Company; Chairman of Liberty Financial Companies,
                                  Inc.; Director of Liberty Mutual Insurance Company, Liberty
                                  Mutual Fire Insurance Company, Liberty Financial Companies,
                                  Inc., Boston Edison Company, and BankBoston Corporation and
                                  its principal subsidiary, BankBoston, N.A. Mr. Countryman
                                  served as a director of The Neiman Marcus Group, Inc., a
                                  majority-owned subsidiary of Harcourt, from its creation in
                                  1987 until January 1996.
Jack M. Greenberg.............  Director since 1993; Chief Executive Officer of McDonald's
                                USA since July, 1997; Chairman of McDonald's USA since
                                  October, 1996; Vice Chairman of McDonald's Corporation;
                                  Chief Financial Officer of McDonald's Corporation from
                                  January 1982 to October 1996; Director of McDonald's
                                  Corporation, Stone Container Corporation and Arthur J.
                                  Gallagher & Company.
Brian J. Knez.................  Director since 1995; Co-President and Co-Chief Operating
                                Officer of Harcourt since January 15, 1997; President and
                                  Chief Executive Officer of Harcourt Brace & Company since
                                  May 1995; President of the Scientific, Technical, Medical
                                  and Professional Group of Harcourt Brace from 1993 to May
                                  1995; Group Vice President of the Scientific, Technical and
                                  Medical Group of Harcourt Brace from 1991 to 1993; Director and President of the Company since June 1997; Mr. Knez is
                                  the son-in-law of Richard A. Smith, Chairman and Chief
                                  Executive Officer of Harcourt, and the brother-in-law of
                                  Robert A. Smith, who is also President and Co- Chief
                                  Operating Officer and a director of Harcourt.
Jeffrey R. Lurie..............  Director since 1996; Owner and Chief Executive Officer,
                                Philadelphia Eagles, Inc., a National Football League
                                  franchise, since May 1994; President and Chief Executive
                                  Officer of Chestnut Hill Productions, a motion picture
                                  production company. Mr. Lurie is the nephew of Richard A.
                                  Smith, Chairman and Chief Executive Officer of Harcourt,
                                  and the cousin of Robert A. Smith, President and Co-Chief
                                  Operating Officer and a Director of Harcourt.

NAME                                                      POSITION
------------------------------  -------------------------------------------------------------
Lynn Morley Martin............  Director since 1993; Davee Chair, J. L. Kellogg School of
                                  Management, Northwestern University, since September 1993;
                                  Advisor, Deloitte & Touche LLP, since June 1993; former
                                  Fellow at the Kennedy School of Government, Harvard
                                  University; United States Secretary of Labor from February
                                  1991 to January 1993; Member of the United States House of
                                  Representatives (Illinois 16th Congressional District) from
                                  1981 to February 1991; Director of Ameritech Corporation,
                                  Ryder System, Inc., Procter & Gamble Co., TRW Inc. and
                                  various Dreyfus mutual funds.
Maurice Segall................  Director since 1986; Senior Lecturer, Massachusetts Institute of Technology; Former Chairman and Chief Executive Officer of
                                  Zayre Corp.; Director of AMR Corporation.
Richard A. Smith..............  Director since 1950; Chairman of Harcourt and of The Neiman
                                  Marcus Group, Inc.; Chief Executive Officer of Harcourt and
                                  of The Neiman Marcus Group, Inc. since January 15, 1997 and prior to December 1991; Director, Chairman and Chief
                                  Executive Officer of the Company since June 1997; Chairman,
                                  President (until November 1, 1995) and Chief Executive
                                  Officer of GC Companies, Inc. since December 1993; Director of The Neiman Marcus Group, Inc., GC Companies, Inc. Mr.
                                  Smith is the father of Robert A. Smith and the
                                  father-in-law of Brian J. Knez, who are Presidents and
                                  Co-Chief Operating Officers and Directors of Harcourt. Mr.
                                  Smith is the uncle of Jeffrey R. Lurie, a Director of
                                  Harcourt.
Robert A. Smith...............  Director since 1989; Co-President and Co-Chief Operating
                                Officer of Harcourt and President and Chief Operating Officer
                                  of The Neiman Marcus Group, Inc. since January 15, 1997;
                                  Group Vice President of Harcourt and of The Neiman Marcus
                                  Group, Inc. prior thereto; President and Chief Operating
                                  Officer of GC Companies, Inc. since November 1995; Director and President of the Company since June 1997. Mr. Smith is the son of Richard A. Smith, Chairman and Chief Executive
                                  Officer of Harcourt, the brother-in-law of Brian J. Knez,
                                  who is also President and Co-Chief Operating Officer and a director of Harcourt, and the cousin of Jeffrey R. Lurie, a director of Harcourt.
Paula Stern...................  Director since 1993; President of The Stern Group, Inc., an economic analysis and trade advisory firm; Former Chairwoman of the U.S. International Trade Commission; Alkire
                                  Chairholder in International Business at Hamline
                                  University; Director of CBS Corporation, Wal-Mart Stores,
                                  Inc. and Avon Products, Inc.
Hugo Uyterhoeven..............  Director since 1980; Timken Professor of Business
                                Administration, Graduate School of Business Administration,
                                  Harvard University; Director of Bombardier, Inc., The
                                  Stanley Works and Ecolab, Inc.
Clifton R. Wharton, Jr........  Director since 1994; Retired Chairman and Chief Executive
                                Officer of Teachers Insurance and Annuity Association-College
                                  Retirement Equities Fund (TIAA-CREF); Deputy Secretary of
                                  State, U.S. Department of State, from January 1993 to
                                  November 1993; former Chancellor, State University of New
                                  York System; Director of Ford Motor Company, Tenneco, Inc.,
                                  New York Stock Exchange, Inc. and TIAA-CREF Board of
                                  Overseers.

NAME                                                      POSITION
------------------------------  -------------------------------------------------------------
John R. Cook..................  Senior Vice President and Chief Financial Officer of Harcourt
                                and of The Neiman Marcus Group, Inc. since September 1992;
                                  Director, Senior Vice President & Chief Financial Officer
                                  of the Company since June 1997; Senior Vice
                                  President -- Finance and Administration and Chief Financial
                                  Officer of NACCO Industries prior to September 1992.
Eric P. Geller................  Senior Vice President and General Counsel of Harcourt and of
                                The Neiman Marcus Group, Inc. since May 1992; Vice President and Associate General Counsel of Harcourt and of The Neiman
                                  Marcus Group, Inc. prior to May 1992; Secretary of Harcourt and of The Neiman Marcus Group, Inc.; Vice President of NEC
                                  since May 1997; and Senior Vice President, General Counsel and Secretary of the Company since June 1997.
Peter Farwell.................  Vice President -- Corporate Relations of Harcourt and of The
                                Neiman Marcus Group, Inc.; Vice President -- Corporate
                                  Relations of the Company since June 1997.
Paul F. Gibbons...............  Vice President and Treasurer of Harcourt and of The Neiman
                                Marcus Group, Inc. since August 1992; Vice
                                  President -- Taxation of Harcourt and of The Neiman Marcus
                                  Group, Inc. prior thereto; Vice President and Treasurer of the Company since June 1997.
Gerald T. Hughes..............  Vice President -- Human Resources of Harcourt and of The
                                Neiman Marcus Group, Inc. since June 1994; Associate General
                                  Counsel of Harcourt and of The Neiman Marcus Group, Inc.
                                  with responsibility for labor and employment matters from
                                  August 1992 to June 1994; Labor Counsel of Harcourt and The
                                  Neiman Marcus Group, Inc. prior thereto; Vice
                                  President -- Human Resources of the Company since June
                                  1997.
Michael F. Panutich...........  Vice President -- General Auditor of Harcourt and of The
                                Neiman Marcus Group, Inc. since June 1993; Vice
                                  President -- Accounting of Harcourt and of The Neiman
                                  Marcus Group, Inc. prior thereto; Vice President -- General
                                  Auditor of the Company since June 1997.
Catherine N. Janowski.........  Vice President and Controller of Harcourt and of The Neiman
                                Marcus Group, Inc. since November 1997; Director, Corporate
                                  Accounting of Harcourt and The Neiman Marcus Group, Inc.
                                  from August 1993 to November 1997; prior thereto, Manager
                                  Corporate Accounting and International Financial Analysis
                                  of Ocean Spray Cranberries, Inc.

                    DIRECTORS AND EXECUTIVE OFFICERS OF NEC

     The table below identifies the current directors and executive officers of NEC, along with their offices, positions and ages. All such persons are citizens of the United States of America.

                   NAME                      AGE                     OFFICE AND POSITION
-------------------------------------------  ---     ----------------------------------------------------
Richard A. Smith...........................  73      Director; Vice President
Brian J. Knez..............................  40      Director; President and Chief Executive Officer
Robert A. Smith............................  38      Director; Vice President
John R. Cook...............................  56      Vice President
Eric P. Geller.............................  50      Vice President and Secretary
Michael Banks..............................  51      Vice President
Kathleen Bursley...........................  43      Vice President and Assistant Secretary
John R. Dilworth...........................  57      Vice President
Paul F. Gibbons............................  46      Vice President and Treasurer
James P. Levy..............................  57      Vice President
George W. Nelson, Jr.......................  50      Vice President
Stephen C. Richards........................  42      Vice President and Controller
Robert R. Simons...........................  43      Vice President
Ernest H. Urquhart.........................  47      Vice President

                    DIRECTORS AND EXECUTIVE OFFICERS OF NEC

     Biographical information regarding Messrs. Smith, Knez, Smith, Cook, Geller and Gibbons is included under the subcaption "Directors and Executive Officers of Harcourt General, Inc." in this Appendix D. The name, present principal occupation or employment and material occupations, positions, offices or employments during the last five years of each of Messrs. Banks, Dilworth, Levy, Nelson, Simons and Urquhart and Ms. Bursley is set forth below. The business address of each executive officer of NEC is 27 Boylston Street, Chestnut Hill, Massachusetts 02167. All executive officers listed below are citizens of the United States.

                    NAME                                         POSITION
---------------------------------------------  ---------------------------------------------
Michael Banks................................  Vice President and Controller of Harcourt
                                               Brace & Company since 1992.
Kathleen Bursley.............................  Vice President and General Counsel of
                                               Harcourt Brace & Company since 1992.
John R. Dilworth.............................  President of The Psychological Corporation
                                               since 1992; Group Vice President of Harcourt
                                                 Brace & Company since June, 1997.
James P. Levy................................  Group Vice President of Educational
                                               Publishing at Harcourt Brace & Company since
                                                 1992; President of Education Group at
                                                 Harcourt Brace & Company from 1993 to 1994;
                                                 President of Education & Trade Group at
                                                 Harcourt Brace & Company since 1995.
George W. Nelson, Jr.........................  Vice President, Technology and Distribution
                                               at Harcourt Brace & Company since January,
                                                 1993.
Robert R. Simons.............................  Vice President for Finance at Harcourt Brace
                                               & Company from 1992 to 1993; Senior Vice
                                                 President & Chief Financial Officer of
                                                 Harcourt Brace & Company since 1994.
Ernest H. Urquhart...........................  Vice President, Human Resources at R.W.
                                               Johnson Pharmaceutical Research Institute (a
                                                 Johnson & Johnson Company) prior to 1993;
                                                 Vice President, Human Resources &
                                                 Administrative Services at Fisons
                                                 Corporation from 1993 to 1996; Vice
                                                 President, Human Resources at Harcourt
                                                 Brace & Company since March, 1996.

         DIRECTORS AND EXECUTIVE OFFICERS OF SV ACQUISITION CORPORATION

     The current directors of SV Acquisition Corporation are Richard A. Smith, Brian J. Knez and Robert A. Smith. Biographical information regarding Messrs. Smith, Knez and Smith is included under the subcaption "Directors and Executive Officers of Harcourt General, Inc." in this Appendix D. The current executive officers of Merger Sub are as follows: Brian J. Knez, President; John R. Cook, Vice President; Eric P. Geller, Vice President and Secretary; and Paul F. Gibbons, Vice President and Treasurer. The biographical information regarding each of the individuals mentioned in the preceding sentence is included under the subcaption "Directors and Executive Officers of Harcourt General, Inc." in this Appendix D.